Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

among

SHILOH INDUSTRIES, INC.

as Borrower

THE LENDERS NAMED HEREIN

as Lenders

and

NATIONAL CITY BANK

as Co-Lead Arranger, Sole Book Runner and Administrative Agent

and

THE PRIVATEBANK AND TRUST COMPANY

as Co-Lead Arranger and Syndication Agent

dated as of

August 1, 2008

i

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Line Note
Exhibit C	Form of Notice of Loan
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Additional Fronting Lender Agreement

Schedule 1	Commitments of Lenders
Schedule 2	Guarantors of Payment
Schedule 3	Real Property
Schedule 4	Pledged Securities
Schedule 5	Pledged Notes
Schedule 5.8	Indebtedness
Schedule 5.9	Liens
Schedule 5.11	Permitted Mexican Subsidiary Loans and Investments
Schedule 5.17	Affiliate Transactions
Schedule 6.1	Corporate Existence; Subsidiaries; Foreign Qualification
Schedule 6.4	Litigation and Administrative Proceedings
Schedule 6.5	Real Estate Owned by the Companies
Schedule 6.9	Locations
Schedule 6.11	Employee Benefits Plans
Schedule 6.16	Material Agreements
Schedule 6.17	Intellectual Property
Schedule 6.18	Insurance
Schedule 6.19	Deposit Accounts

This CREDIT AND SECURITY AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of the 1st day of August, 2008 among:

(a) SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”);

(b) the lenders listed on Schedule 1 hereto and each other Eligible Transferee, as hereinafter defined, that from time to time becomes a party hereto pursuant to Section 2.9(b) or 11.10 hereof (collectively, the “Lenders” and, individually, each a “Lender”);

(c) NATIONAL CITY BANK, as the co-lead arranger, sole book runner and administrative agent for the Lenders under this Agreement (“Agent”); and

(d) THE PRIVATEBANK AND TRUST COMPANY, as the co-lead arranger and syndication agent under this Agreement (“Syndication Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means all accounts, as defined in the U.C.C.

“Account Debtor” means any Person obligated to pay all or any part of any Account in any manner and includes (without limitation) any Guarantor thereof.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than a Company), or any business or division of any Person (other than a Company), (b) the acquisition of in excess of fifty percent (50%) of the outstanding capital stock (or other equity interest) of any Person (other than a Company), or (c) the acquisition of another Person (other than a Company) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Commitment” means that term as defined in Section 2.9(b) hereof.

“Additional Fronting Lender” means a Lender that shall have (a) agreed to issue a Letter of Credit hereunder in its own name, but in each instance on behalf of the Lenders hereunder, and (b) delivered to Agent an Additional Fronting Lender Agreement.

“Additional Fronting Lender Agreement” means an Additional Fronting Lender Agreement, substantially in the form of the attached Exhibit F, and otherwise in form and substance acceptable to Agent, among Borrower, Agent and a Lender with respect to the issuance by such Lender of Letters of Credit hereunder, whereby such Lender agrees to become an Additional Fronting Lender hereunder.

“Additional Lender” means an Eligible Transferee that shall become a Lender during the Commitment Increase Period pursuant to Section 2.9(b) hereof.

“Additional Lender Assumption Agreement” means an additional lender assumption agreement, in form and substance satisfactory to Agent, wherein an Additional Lender shall become a Lender.

“Additional Lender Assumption Effective Date” means that term as defined in Section 2.9(b) hereof.

“Advantage” means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Obligations, if such payment results in that Lender having less than its pro rata share (based upon its Commitment Percentage) of the Obligations then outstanding.

“Affiliate” means any Person, directly or indirectly, controlling, controlled by or under common control with a Company and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Company, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means that term as defined in the first paragraph hereof.

“Agent Fee Letter” means the Agent Fee Letter between Borrower and Agent, dated as of the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Agreement” means that term as defined in the first paragraph hereof.

“Applicable Commitment Fee Rate” means:

(a) for the period from the Closing Date through September 30, 2008, twenty-five (25.00) basis points; and

(b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending July 31, 2008, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio as set forth in the Compliance Certificate for such fiscal quarter, shall be used to establish the number of basis points that will go into effect on October 1, 2008 and thereafter, as provided below:

Leverage Ratio	Applicable Commitment Fee Rate
Greater than or equal to 2.50 to 1.00	50.00 basis points
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	37.50 basis points
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	30.00 basis points
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	25.00 basis points
Less than 1.00 to 1.00	20.00 basis points

After October 1, 2008, changes to the Applicable Commitment Fee Rate shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated in the above pricing grid regardless of the Leverage Ratio at such time, (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee Rate for any period (an “Applicable Commitment Fee Period”) than the Applicable Commitment Fee Rate applied for such Applicable Commitment Fee Period, then (A) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Commitment Fee Period, (B) the Applicable Commitment Fee Rate shall be determined based on such corrected Compliance Certificate, and (C) Borrower shall immediately pay to Agent the accrued additional fees owing as a result of such increased Applicable Commitment Fee Rate for such Applicable Commitment Fee Period; and (iii) after the occurrence and during the continuation of an Event of Default, the Applicable Commitment Fee Rate shall be the highest rate indicated in the above pricing grid regardless of the Leverage Ratio at such time.

“Applicable Margin” means:

(a) for the period from the Closing Date through September 30, 2008, two hundred fifty (250.00) basis points for Eurodollar Loans and one hundred (100.00) basis points for Base Rate Loans; and

(b) commencing with the Consolidated financial statements of Borrower for the fiscal quarter ending July 31, 2008, the number of basis points (depending upon whether Loans are Eurodollar Loans or Base Rate Loans) set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, as set forth in the Compliance Certificate for such fiscal quarter, shall be used to establish the number of basis points that will go into effect on October 1, 2008 and thereafter, as provided below:

Leverage Ratio	Applicable Basis Points for Eurodollar Loans	Applicable Basis Points for Base Rate Loans
Greater than or equal to 2.50 to 1.00	325.00	175.00
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	300.00	150.00
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	275.00	125.00
Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	250.00	100.00
Less than 1.00 to 1.00	225.00	75.00

After October 1, 2008, changes to the Applicable Margin shall be effective on the first day of each calendar month following the date upon which Agent should have received, pursuant to Section 5.3(a) and (b) hereof, the Consolidated financial statements of Borrower. The above matrix does not modify or waive, in any respect, the requirements of Section 5.7 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Articles VIII and IX hereof. Notwithstanding anything herein to the contrary, (i) during any period when Borrower shall have failed to timely deliver the Consolidated financial statements pursuant to Section 5.3(a) or (b) hereof, or the Compliance Certificate pursuant to Section 5.3(c) hereof, until such time as the appropriate Consolidated financial statements and Compliance Certificate are delivered, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type regardless of the Leverage Ratio at such time, (ii) in the event that any financial information or certification provided to Agent in the Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin applied for such Applicable Margin Period, then (A) Borrower shall immediately deliver to Agent a corrected Compliance Certificate for such Applicable Margin Period, (B) the Applicable Margin shall be determined based on such corrected Compliance Certificate, and (C) Borrower shall immediately pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Margin Period, and (iii) after the occurrence and during the continuation of an Event of Default, the Applicable Margin shall be the highest rate per annum indicated in the above pricing grid for Loans of that type regardless of the Leverage Ratio at such time.

“Assignment Agreement” means an Assignment and Acceptance Agreement in the form of the attached Exhibit E.

“Authorized Officer” means a Financial Officer or other individual authorized by a Financial Officer in writing (with a copy to Agent) to handle certain administrative matters in connection with this Agreement.

“Bailee’s Waiver” means a bailee’s waiver, in form and substance satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Bank Product Agreements” means those certain cash management service and other agreements entered into from time to time between a Company and Agent or a Lender (or an affiliate of a Lender) in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Company to Agent or any Lender (or an affiliate of a Lender) pursuant to or evidenced by the Bank Product Agreements.

“Bank Products” means any service or facility extended to a Company by Agent or any Lender (or an affiliate of a Lender) including (a) credit cards and credit card processing services, (b) debit and purchase cards, (c) ACH transactions, and (d) cash management, including controlled disbursement, accounts or services.

“Base Rate” means a rate per annum equal to the greater of (a) the Prime Rate or (b) one-half of one percent (.50%) in excess of the Federal Funds Effective Rate. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based on the Derived Base Rate.

“Borrower” means that term as defined in the first paragraph hereof.

“Business Day” means any day that is not a Saturday, a Sunday or another day of the year on which national banks are authorized or required to close in Cleveland, Ohio, and, if the applicable Business Day relates to a Eurodollar Loan, a day of the year on which dealings in deposits are carried on in the London interbank Eurodollar market.

“Capital Distribution” means a payment made, liability incurred or other consideration given by a Company to any Person that is not a Company, for the purchase, acquisition, redemption, repurchase, payment or retirement of any capital stock or other equity interest of such Company or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in capital stock or other equity of such Company) in respect of such Company’s capital stock or other equity interest.

“Capitalized Lease Obligations” means obligations of the Companies for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a commercial Deposit Account designated “cash collateral account” and maintained by Borrower with Agent, without liability by Agent or the Lenders to pay interest thereon, from which account Agent, on behalf of the Lenders, shall have the exclusive right to withdraw funds until all of the Secured Obligations are paid in full.

“C&H Design” means C&H Design Company, a Michigan corporation.

“C&H Design Assets” means (a) all of the assets of C&H Design, and (b) the one hundred percent (100%) ownership interest of Borrower in C&H Design.

“Cash Security” means all cash, instruments, Deposit Accounts and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which a Company presently has or may hereafter have any claim, wherever located, including but not limited to any of the foregoing that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Agent or any Lender.

“Change in Control” means (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person (other than MTD) or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty percent (30%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors or other governing body of Borrower by Persons who were neither (i) nominated by the board of directors or other governing body of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change in control, or other term of similar import used therein, as defined in any Material Indebtedness Agreement; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the acquisition or sale of shares of Borrower by the MTD Pension Master Trust.

“Closing Commitment Amount” means One Hundred Twenty Million Dollars ($120,000,000).

“Closing Date” means the effective date of this Agreement as set forth in the first paragraph of this Agreement.

“Closing Fee Letter” means the Closing Fee Letter between Borrower and Agent, dated as of the Closing Date.

“Co-Lead Arranger” means National City Bank and The PrivateBank and Trust Company, and their respective successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Collateral” means all of Borrower’s existing and future (a) personal property; (b) Accounts, Investment Property, instruments, contract rights, chattel paper, documents, supporting obligations, letter-of-credit rights, Pledged Notes, if any, commercial tort claims, General Intangibles, Inventory and Equipment; (c) funds now or hereafter on deposit in the Cash Collateral Account, if any; (d) Cash Security; (e) the Real Property; and (f) Proceeds of any of the foregoing; provided that Collateral shall not include Excluded Assets.

“Commitment” means the obligation hereunder of the Lenders, during the Commitment Period, to make Loans and to participate in the issuance of Letters of Credit pursuant to the Revolving Credit Commitment, up to the Total Commitment Amount.

“Commitment Increase Period” means the period from the Closing Date to the date that is thirty (30) days prior to the last day of the Commitment Period.

“Commitment Percentage” means, for each Lender, the percentage set forth opposite such Lender’s name under the column headed “Commitment Percentage”, as listed in Schedule 1 hereto (taking into account any assignments pursuant to Section 11.10 hereof).

“Commitment Period” means the period from the Closing Date to July 31, 2013, or such earlier date on which the Commitment shall have been terminated pursuant to Article IX hereof.

“Companies” means Borrower and all Subsidiaries.

“Company” means Borrower or a Subsidiary.

“Compliance Certificate” means a Compliance Certificate in the form of the attached Exhibit D.

“Confidential Information” means all confidential or proprietary information about the Companies that has been furnished by any Company to Agent or any Lender, whether furnished before or after the Closing Date and regardless of the manner in which it is furnished, but does not include any such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Agent or such Lender not permitted by this Agreement, (b) was available to Agent or such Lender on a nonconfidential basis prior to its disclosure to Agent or such Lender, or (c) becomes available to Agent or such Lender on a nonconfidential basis from a Person other than any Company that is not, to the best knowledge of Agent or such Lender, acting in violation of a confidentiality agreement with a Company or is not otherwise prohibited from disclosing the information to Agent or such Lender.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid or to be paid, including borrowed funds, cash, deferred payments, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees or fees for a covenant not to compete and any other consideration paid or to be paid for such Acquisition.

“Consolidated” means the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 6.14 hereof.

“Consolidated Capital Expenditures” means, for any period, the amount of capital expenditures of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBITDA” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, (a) Consolidated Net Earnings for such period plus, without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation and Amortization Charges, (iv) extraordinary or unusual non-cash losses not incurred in the ordinary course of business but that were counted in the net income calculation for such period, (v) non-cash expenses related to the issuance of employee stock incentive options, (vi) non-cash restructuring charges for such period in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) during the term of this Agreement, (vii) any Related Expenses incurred during such period, and (viii) non-cash charges resulting from changes in estimates or assumptions related to employee retirement and health benefit plans; minus (b) to the extent included in Consolidated Net Earnings for such period, non-recurring or non-cash gains not incurred in the ordinary course of business; provided that, at any time an Acquisition is made pursuant to Section 5.13 hereof, Consolidated EBITDA shall be recalculated to include the EBITDA of the acquired company (with appropriate pro-forma adjustments, reasonably acceptable to Agent and the Required Lenders, due to discontinued operations, and expenses and synergies directly related thereto) as if such Acquisition had been completed on the first day of the relevant measuring period.

“Consolidated Fixed Charges” means, for any period, as determined on a Consolidated basis and in accordance with GAAP, the aggregate, without duplication, of (a) Consolidated Interest Expense (including, without limitation, the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any), and (b) Consolidated Income Tax Expense.

“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of Borrower (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), and all franchise taxes of Borrower, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense, both expensed and capitalized, of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Earnings” means, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Net Worth” means, at any date, the stockholders’ equity of Borrower, determined as of such date on a Consolidated basis and in accordance with GAAP.

“Control Agreement” means each Deposit Account Control Agreement among a Credit Party, Agent and a depository institution, dated on or after the Closing Date, to be in form and substance satisfactory to Agent, as the same may from time to time be amended, restated or otherwise modified.

“Controlled Group” means a Company and each Person required to be aggregated with a Company under Code Section 414(b), (c), (m) or (o).

“Credit Event” means the making by the Lenders of a Loan, the conversion by the Lenders of a Base Rate Loan to a Eurodollar Loan, the continuation by the Lenders of a Eurodollar Loan after the end of the applicable Interest Period, the making by the Swing Line Lender of a Swing Loan, or the issuance (or amendment) by a Fronting Lender of a Letter of Credit.

“Credit Party” means Borrower and any Subsidiary or other Affiliate that is a Guarantor of Payment.

“Default” means an event or condition that constitutes, or with the lapse of any applicable grace period or the giving of notice or both would constitute, an Event of Default, and that has not been waived by the Required Lenders (or, if applicable, all of the Lenders) in writing.

“Default Rate” means (a) with respect to any Loan or other Obligation, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any other amount, if no rate is specified or available, a rate per annum equal to two percent (2%) in excess of the Derived Base Rate from time to time in effect.

“Deposit Account” means (a) a deposit account, as defined in the U.C.C., (b) any other deposit account, and (c) any demand, time, savings, checking, passbook or similar account maintained with a bank, savings and loan association, credit union, or similar organization.

“Derived Base Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Base Rate Loans plus the Base Rate.

“Derived Eurodollar Rate” means a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) for Eurodollar Loans plus the Eurodollar Rate.

“Dollar” or the $ sign means lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“Dormant Subsidiary” means a Company that (a) is not a Credit Party, (b) has aggregate assets of less than One Hundred Thousand Dollars ($100,000), and (c) has no direct or indirect Subsidiaries with aggregate assets for all such Subsidiaries of more than One Hundred Thousand Dollars ($100,000).

“EBITDA” means, for any period, in accordance with GAAP, net earnings of a Person for such period, plus the aggregate amounts deducted in determining such net earnings in respect of (a) income taxes of such Person, (b) interest expense of such Person, and (c) depreciation and amortization charges of such Person.

“Eligible Transferee” means a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D) that is not Borrower, a Subsidiary or an Affiliate.

“Environmental Laws” means all provisions of law (including the common law), statutes, ordinances, codes, rules, guidelines, policies, procedures, orders-in-council, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by a Governmental Authority or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning environmental health or safety and protection of, or regulation of the discharge of substances into, the environment.

“Equipment” means all equipment, as defined in the U.C.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Event” means (a) the existence of a condition or event with respect to an ERISA

Plan that presents a risk of the imposition of an excise tax or any other liability on a Company or of the imposition of a Lien on the assets of a Company; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Company; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled

Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B.

“ERISA Plan” means an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar” means a Dollar denominated deposit in a bank or branch outside of the United States.

“Eurodollar Loan” means a Revolving Loan described in Section 2.2(a) hereof, that shall be denominated in Dollars and on which Borrower shall pay interest at a rate based upon the Derived Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16th of 1%) by dividing (a) the rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as listed on British Bankers Association Interest Rate LIBOR 01 or 02 as provided by Reuters or Bloomberg (or, if for any reason such rate is unavailable from Reuters or Bloomberg, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters or Bloomberg) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period, provided that, in the event that such rate quotation is not available for any reason, then the Eurodollar Rate shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan; by (b) 1.00 minus the Reserve Percentage.

“Event of Default” means an event or condition that shall constitute an event of default as defined in Article VIII hereof.

“Excluded Assets” means the VCS Properties Assets and the C&H Design Assets.

“Excluded Taxes” means, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income or branch profits, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which Agent or such Lender, as the case may be, is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, corporate controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Fixed Charge Coverage Ratio” means, as determined for the most recently completed four fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) (i) Consolidated EBITDA, minus (ii) the sum of (A) Consolidated Capital Expenditures, and (B) Capital Distributions; to (b) Consolidated Fixed Charges.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia.

“Fronting Lender” means, as to any Letter of Credit transaction hereunder, Agent as issuer of the Letter of Credit, or in the event that Agent either shall be unable to issue or shall agree that another Lender may issue, a Letter of Credit, such other Lender as an Additional Fronting Lender.

“GAAP” means generally accepted accounting principles in the United States as then in effect, which shall include the official interpretations thereof by the Financial Accounting

Standards Board, applied on a basis consistent with the past accounting practices and procedures of Borrower.

“General Intangibles” means all (a) general intangibles, as defined in the U.C.C.; and (b) choses in action, causes of action, intellectual property, customer lists, corporate or other business records, inventions, designs, patents, patent applications, service marks, registrations, trade names, trademarks, copyrights, licenses, goodwill, computer software, rights to indemnification and tax refunds.

“Governmental Authority” means any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions.

“Guarantor” means a Person that shall have pledged its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker, endorser or Person that shall have agreed conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” means each of the Companies designated a “Guarantor of Payment” on Schedule 2 hereto, each of which is executing and delivering a Guaranty of Payment on the Closing Date, and any other Domestic Subsidiary that shall deliver a Guaranty of Payment to Agent subsequent to the Closing Date.

“Guaranty of Payment” means each Guaranty of Payment executed and delivered on or after the Closing Date in connection with this Agreement by the Guarantors of Payment, as the same may from time to time be amended, restated or otherwise modified.

“Hedge Agreement” means any (a) hedge agreement, interest rate swap, basis swap agreement, cap, collar or floor agreement, or other interest rate management device (including forward rate agreements) entered into by a Company with any Person in connection with any Indebtedness of such Company, or (b) currency swap agreement, forward currency purchase agreement or similar arrangement or agreement designed to protect against fluctuations in currency exchange rates entered into by a Company with any Person.

“Immaterial Subsidiary” means (a) a Dormant Subsidiary, (b) C&H Design, or (c) VCS Properties.

“Indebtedness” means, for any Company, without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and accrued liabilities relating to working capital and employee matters payable in the ordinary course of business of such Company), (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit or banker’s acceptance, (e) all net obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device or any Hedge Agreement, (f) all synthetic leases, (g) all Capitalized Lease Obligations (specifically excluding, for clarification purposes, obligations pursuant to operating leases), (h) all obligations of such Company with respect to asset securitization financing programs, (i) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, (j) all indebtedness of the types referred to in subparts (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Company is a general partner or joint venturer, unless such indebtedness is expressly made non-recourse to such Company, (k) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Company to finance its operations or capital requirements, and (l) any guaranty of any obligation described in subparts (a) through (k) hereof.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement, executed and delivered by Borrower and each Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, granting a security interest in all intellectual property owned by Borrower or such Guarantor of Payment, and any other Intellectual Property Security Agreement executed on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, between the State of Ohio and Agent, for the benefit of and on behalf of the Lenders, as the same may from time to time be amended, restated or otherwise modified.

“Interest Adjustment Date” means the last day of each Interest Period.

“Interest Period” means, with respect to a Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof, and, thereafter (unless such Eurodollar Loan is converted to a Base Rate Loan), each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by Borrower pursuant to the provisions hereof. The duration of each Interest Period for a Eurodollar Loan shall be one month, two months, three months or six months, in each case as Borrower may select upon notice, as set forth in Section 2.5 hereof; provided that if Borrower shall fail to so select the duration of any Interest Period for a Eurodollar Loan at least three Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Interest Rate Protection” means, with respect to Indebtedness of Borrower, that either (a) Borrower shall have obtained a fixed rate of interest on such Indebtedness, or (b) Borrower shall have entered into a Hedge Agreement or Hedge Agreements; either of which shall be upon such terms and conditions as shall be satisfactory to Agent.

“Inventory” means all inventory, as defined in the U.C.C.

“Investment Property” means all investment property, as defined in the U.C.C., unless the Uniform Commercial Code as in effect in another jurisdiction would govern the perfection and priority of a security interest in investment property, and, in such case, “investment property” shall be defined in accordance with the law of that jurisdiction as in effect from time to time.

“Landlord’s Waiver” means a landlord’s waiver or mortgagee’s waiver, each in form and substance satisfactory to Agent, delivered by a Credit Party in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Lender” means that term as defined in the first paragraph hereof and, as the context requires, shall include the Fronting Lenders and the Swing Line Lender.

“Letter of Credit” means a commercial documentary letter of credit or standby letter of credit that shall be issued by a Fronting Lender for the account of Borrower or a Guarantor of Payment, including amendments thereto, if any, and shall have an expiration date no later than the earlier of (a) three hundred sixty-four (364) days after its date of issuance (provided that such Letter of Credit may provide for the renewal thereof for additional one year periods), or (b) thirty (30) days prior to the last day of the Commitment Period.

“Letter of Credit Commitment” means the commitment of the Fronting Lenders, on behalf of the Lenders, to issue Letters of Credit in an aggregate face amount of up to Fifteen Million Dollars ($15,000,000).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all issued and outstanding Letters of Credit, and (b) the aggregate of the draws made on Letters of Credit that have not been reimbursed by Borrower or converted to a Revolving Loan pursuant to Section 2.2(b)(v) hereof.

“Leverage Ratio” means, as determined on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Funded Indebtedness (for the most recently completed fiscal quarter of Borrower), to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of Borrower).

“Lien” means any mortgage, deed of trust, security interest, lien (statutory or other), charge, assignment, hypothecation, encumbrance on, pledge or deposit of, or conditional sale, leasing (other than operating leases), sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any property (real or personal) or asset.

“Loan” means a Revolving Loan or a Swing Loan granted to Borrower by the Lenders in accordance with Section 2.2 hereof.

“Loan Documents” means, collectively, this Agreement, each Note, each Guaranty of Payment, all documentation relating to each Letter of Credit, each Security Document, the Intercreditor Agreement, the Agent Fee Letter and the Closing Fee Letter, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced, and any other document delivered pursuant thereto.

“Mandatory Prepayment” means that term as defined in Section 2.11(c) hereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower, (b) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Companies taken as a whole, (c) the rights and remedies of Agent or the Lenders under any Loan Document, (d) the ability of any Credit Party to perform its obligations under any Loan Document to which it is a party, or (e) the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of any Company or the Companies equal to or in excess of the amount of Five Million Dollars ($5,000,000).

“Material Recovery Determination Notice” means that term as defined in Section 2.11(c)(iv) hereof.

“Material Recovery Event” means (a) any casualty loss in respect of assets of Borrower or a Domestic Subsidiary covered by casualty insurance, and (b) any compulsory transfer or taking under threat of compulsory transfer of any asset of Borrower or a Domestic Subsidiary by any Governmental Authority; provided that, in the case of either (a) or (b), the proceeds received by the Companies from such loss, transfer or taking exceeds Five Hundred Thousand Dollars ($500,000).

“Maximum Amount” means, for each Lender, the amount set forth opposite such Lender’s name under the column headed “Maximum Amount” as set forth on Schedule 1 hereto, subject to decreases determined pursuant to Section 2.9(a) hereof, increases pursuant to Section 2.9(b) hereof and assignments of interests pursuant to Section 11.10 hereof; provided that the Maximum Amount for the Swing Line Lender shall exclude the Swing Line Commitment (other than its pro rata share), and the Maximum Amount of a Fronting Lender shall exclude the Letter of Credit Commitment (other than its pro rata share).

“Maximum Commitment Amount” means Two Hundred Million Dollars ($200,000,000).

“Maximum Rate” means that term as defined in Section 2.3(d) hereof.

“Mexican Lease” means an operating lease for manufacturing equipment entered into by a Mexican Subsidiary.

“Mexican Subsidiary” means Shiloh De Mexico, S.A. De C.V., Shiloh International, S.A. De C.V., and any other Foreign Subsidiary created after the Closing Date that is organized in Mexico.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to such company.

“Mortgage” means each Open-End Mortgage, Assignment of Leases and Rents and Security Agreement (or deed of trust or comparable document), dated on or after the Closing Date, relating to the Real Property, executed and delivered by a Credit Party, to further secure the Secured Obligations, as the same may from time to time be amended, restated or otherwise modified.

“MTD” means MTD Holdings Inc, formerly known as MTD Products Inc., an Ohio corporation, and its subsidiaries (other than Borrower or any direct or indirect subsidiary of Borrower).

“Multiemployer Plan” means a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Non-U.S. Lender” means that term as defined in Section 3.2(d) hereof.

“Note” means a Revolving Credit Note or the Swing Line Note, or any other promissory note delivered pursuant to this Agreement.

“Notice of Loan” means a Notice of Loan in the form of the attached Exhibit C.

“Obligations” means, collectively, (a) all Indebtedness and other obligations incurred by Borrower to Agent, the Swing Line Lender, a Fronting Lender, or any Lender (or any affiliate thereof) pursuant to this Agreement and the other Loan Documents, and includes the principal of and interest on all Loans and all obligations pursuant to Letters of Credit; (b) each extension, renewal or refinancing of the foregoing, in whole or in part; (c) the commitment and other fees, and any prepayment fees payable hereunder; (d) all fees and charges in connection with the Letters of Credit; and (e) all Related Expenses.

“Operating Leases” means all real or personal property leases under which any Company is bound or obligated as a lessee or sublessee and which, under GAAP, are not required to be capitalized on a balance sheet of such Company; provided that Operating Leases shall not include any such lease under which any Company is also bound as the lessor or sublessor.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, operating agreement or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise, ad valorem or property taxes, goods and services taxes, harmonized sales taxes and other sales taxes, use taxes, value added taxes, charges or similar taxes or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means that term as defined in Section 11.11 hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation, and its successor.

“Pension Plan” means an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Mexican Subsidiary Loans and Investments” means (a) loans to the Mexican Subsidiaries from, and investments in the Mexican Subsidiaries by Borrower or any Domestic Subsidiary in an amount not to exceed, in the aggregate for all such loans and investments, Five Million Dollars ($5,000,000) at any time outstanding or existing (exclusive of the loans and investments made prior to the Closing Date, as listed in Schedule 5.11 hereto) ; and (b) loans to a Mexican Subsidiary from another Mexican Subsidiary.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, unlimited liability company, institution, trust, estate, Governmental Authority or any other entity.

“Pledge Agreement” means each of the Pledge Agreements, relating to the Pledged Securities, executed and delivered to Agent, for the benefit of the Lenders, by Borrower or a Guarantor of Payment, as applicable, with respect to the Pledged Securities, on or after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Pledged Notes” means the promissory notes payable to Borrower, as described on Schedule 5 hereto, and any additional or future promissory notes that may hereafter from time to time be payable to Borrower.

“Pledged Securities” means all of the shares of capital stock or other equity interest of a Subsidiary of Borrower, whether now owned or hereafter acquired or created, and all proceeds thereof; provided that Pledged Securities shall only include up to sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of any first-tier Foreign Subsidiary and shall not include any Foreign Subsidiary other than a first-tier Foreign Subsidiary or any variable shares of a Foreign Subsidiary. (Schedule 4 hereto lists, as of the Closing Date, all of the Pledged Securities.)

“Prime Rate” means the fluctuating rate of interest per annum which is publicly announced from time to time by Agent as being its so-called “prime rate” or “base rate” thereafter in effect, with each change in the Prime Rate automatically, immediately, and without notice changing the Prime Rate thereafter applicable hereunder, it being acknowledged that the Prime Rate is not necessarily the lowest rate of interest then available from Agent on fluctuating-rate loans.

“Proceeds” means (a) proceeds, as defined in the U.C.C., and any other proceeds, and (b) whatever is received upon the sale, exchange, collection or other disposition of Collateral or proceeds, whether cash or non-cash. Cash proceeds include, without limitation, moneys, checks and Deposit Accounts. Proceeds include, without limitation, any Account arising when the right to payment is earned under a contract right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in this Agreement, the right of Agent and the Lenders to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Agent or any Lender to a Company’s sale, exchange, collection or other disposition of any or all of the Collateral.

“Processor’s Waiver” means a processor’s waiver, in form and substance reasonably satisfactory to Agent, delivered by a Company in connection with this Agreement, as such waiver may from time to time be amended, restated or otherwise modified.

“Real Property” means each parcel of the real estate owned by a Credit Party as set forth on Schedule 3 hereto, together with all improvements and buildings thereon and all appurtenances, easements or other rights thereto belonging, and being defined collectively as the “Property” in each of the Mortgages.

“Register” means that term as described in Section 11.10(i) hereof.

“Regularly Scheduled Payment Date” means the last day of each March, June, September and December of each year.

“Related Expenses” means any and all costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorneys’ fees, legal expenses, judgments, suits and disbursements) (a) incurred by Agent, or imposed upon or asserted against Agent or any Lender, in any attempt by Agent and the Lenders to (i) obtain, preserve, perfect or enforce any Loan Document or any security interest evidenced by any Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the collateral securing the Obligations or any part thereof, including, without limitation, costs and expenses for appraisals, assessments and audits of any Company or any such collateral; or (b) incidental or related to (a) above, including, without limitation, interest thereupon from the date incurred, imposed or asserted until paid at the Default Rate.

“Related Writing” means each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Credit Party, or any of its officers, to Agent or the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Event” means any of the events described in Section 4043 of ERISA except where notice is waived by the PBGC.

“Required Lenders” means the holders of at least fifty-one percent (51%), based upon each Lender’s Commitment Percentage, of (a) the Total Commitment Amount, or (b) after the Commitment Period, the aggregate amount of the Revolving Credit Exposure; provided that, if there shall be two or more Lenders, Required Lenders shall constitute at least two Lenders.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination or policy statement or interpretation of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Restricted Payment” means, with respect to any Company, (a) any Capital Distribution, (b) any amount paid by such Company in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness, or (c) any amount paid by such Company in respect of any management, consulting or other similar arrangement with any equity holder (other than a Company) of a Company or Affiliate, excluding any employment agreement or directors’ compensation payable in the ordinary course of business.

“Revolving Credit Availability” means, at any time, the amount equal to the Total Commitment Amount minus the Revolving Credit Exposure.

“Revolving Credit Commitment” means the obligation hereunder, during the Commitment Period, of (a) the Lenders to make Revolving Loans, (b) the Fronting Lenders to issue and the Lenders to participate in, Letters of Credit pursuant to the Letter of Credit Commitment, and (c) the Swing Line Lender to make, and the Lenders to participate in, Swing Loans pursuant to the Swing Line Commitment; up to an aggregate principal amount outstanding at any time equal to the Total Commitment Amount.

“Revolving Credit Exposure” means, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans outstanding, (b) the Swing Line Exposure, and (c) the Letter of Credit Exposure.

“Revolving Credit Note” means a Revolving Credit Note, in the form of the attached Exhibit A, executed and delivered pursuant to Section 2.4(a) hereof.

“Revolving Loan” means a Loan made to Borrower by the Lenders in accordance with Section 2.2(a) hereof.

“SEC” means the United States Securities and Exchange Commission, or any governmental body or agency succeeding to any of its principal functions.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all obligations and liabilities of the Companies owing to Lenders under Hedge Agreements, and (c) the Bank Product Obligations owing to Lenders under Bank Product Agreements.

“Security Agreement” means each Security Agreement, executed and delivered by a Guarantor of Payment in favor of Agent, for the benefit of the Lenders, dated as of the Closing Date, and any other Security Agreement executed after the Closing Date, as the same may from time to time be amended, restated or otherwise modified.

“Security Documents” means each Security Agreement, each Pledge Agreement, each Intellectual Property Security Agreement, each Processor’s Waiver, each Mortgage, each Landlord’s Waiver, each Bailee’s Waiver, each Control Agreement, each U.C.C. Financing Statement or similar filing as to a jurisdiction located outside of the United States of America filed in connection herewith or perfecting any interest created in any of the foregoing documents, and any other document pursuant to which any Lien is granted by a Company or any other Person to Agent, for the benefit of the Lenders, as security for the Secured Obligations, or any part thereof, and each other agreement executed in connection with any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor to such company.

“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to Agent and the Required Lenders) in favor of the prior payment in full of the Obligations.

“Subsidiary” means (a) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Borrower or by one or more other subsidiaries of Borrower or by Borrower and one or more subsidiaries of Borrower, (b) a partnership, limited liability company or unlimited liability company of which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, is a general partner or managing member, as the case may be, or otherwise has an ownership interest greater than fifty percent (50%) of all of the ownership interests in such partnership, limited liability company or unlimited liability company, or (c) any other Person (other than a corporation, partnership, limited liability company or unlimited liability company) in which Borrower, one or more other subsidiaries of Borrower or Borrower and one or more subsidiaries of Borrower, directly or indirectly, has at least a majority interest in the Voting Power or the power to elect or direct the election of a majority of directors or other governing body of such Person.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Loans to Borrower up to the aggregate amount at any time outstanding of Ten Million Dollars ($10,000,000).

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Lender” means National City Bank, as holder of the Swing Line Commitment.

“Swing Line Note” means the Swing Line Note, in the form of the attached Exhibit B executed and delivered pursuant to Section 2.4(b) hereof.

“Swing Loan” means a loan that shall be denominated in Dollars granted to Borrower by the Swing Line Lender under the Swing Line Commitment, in accordance with Section 2.2(c) hereof.

“Swing Loan Maturity Date” means, with respect to any Swing Loan, the last day of the Commitment Period.

“Syndication Agent” means that term as defined in the first paragraph hereof.

“Taxes” means any and all present or future taxes of any kind, including but not limited to, levies, imposts, duties, surtaxes, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (together with any interest, penalties, fines, additions to taxes or similar liabilities with respect thereto) other than Excluded Taxes.

“Total Commitment Amount” means the Closing Commitment Amount, as such amount may be increased up to the Maximum Commitment Amount pursuant to Section 2.9(b) hereof, or decreased pursuant to Section 2.9(a) hereof.

“U.C.C.” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.

“U.C.C. Financing Statement” means a financing statement filed or to be filed in accordance with the Uniform Commercial Code, as in effect from time to time, in the relevant state or states.

“VCS Properties” means VCS Properties, LLC, an Ohio limited liability company.

“VCS Properties Assets” means (a) the forty-nine percent (49%) ownership interest of VCS Properties in Valley City Steel, LLC, (b) the one hundred percent (100%) ownership interest of Shiloh Corporation in VCS Properties, and (c) all of the assets (including personal property and real property) of VCS Properties.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” means an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

Section 1.2. Accounting Terms. Any accounting term not specifically defined in this Article I shall have the meaning ascribed thereto by GAAP.

Section 1.3. Terms Generally. The foregoing definitions shall be applicable to the singular and plural forms of the foregoing defined terms. Unless otherwise defined in this Article I, terms that are defined in the U.C.C. are used herein as so defined.

ARTICLE II. AMOUNT AND TERMS OF CREDIT

Section 2.1. Amount and Nature of Credit.

(a) Subject to the terms and conditions of this Agreement, the Lenders, during the Commitment Period and to the extent hereinafter provided, shall make Loans to Borrower, participate in Swing Loans made by the Swing Line Lender to Borrower, and issue or participate in Letters of Credit at the request of Borrower, in such aggregate amount as Borrower shall request pursuant to the Commitment; provided that in no event shall the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement be in excess of the Total Commitment Amount.

(b) Each Lender, for itself and not one for any other, agrees to make Loans, participate in Swing Loans, and issue or participate in Letters of Credit, during the Commitment Period, on such basis that, immediately after the completion of any borrowing by Borrower or the issuance of a Letter of Credit:

(i) the aggregate outstanding principal amount of Loans made by such Lender (other than Swing Loans made by the Swing Line Lender), when combined with such Lender’s pro rata share, if any, of the Letter of Credit Exposure and the Swing Line Exposure, shall not be in excess of the Maximum Amount for such Lender; and

(ii) the aggregate outstanding principal amount of Loans (other than Swing Loans) made by such Lender shall represent that percentage of the aggregate principal amount then outstanding on all Loans (other than Swing Loans) that shall be such Lender’s Commitment Percentage.

Each borrowing (other than Swing Loans which shall be risk participated on a pro rata basis) from the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.

(c) The Loans may be made as Revolving Loans as described in Section 2.2(a) hereof and as Swing Loans as described in Section 2.2(c) hereof, and Letters of Credit may be issued in accordance with Section 2.2(b) hereof.

Section 2.2. Revolving Credit.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Lenders shall make a Loan or Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder the Revolving Credit Commitment, when such Revolving Loans are combined with the Letter of Credit Exposure and the Swing Line Exposure. Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of Base Rate Loans or Eurodollar Loans. Subject to the provisions of this Agreement, Borrower shall be entitled under this Section 2.2(a) to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

(b) Letters of Credit.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Fronting Lender shall, in its own name, on behalf of the Lenders, issue such Letters of Credit for the account of a Credit Party, as Borrower may from time to time request. Borrower shall not request any Letter of Credit (and the Fronting Lender shall not be obligated to issue any Letter of Credit) if, after giving effect thereto, (A) the Letter of Credit Exposure would exceed the Letter of Credit Commitment, or (B) the Revolving Credit Exposure would exceed the Revolving Credit Commitment. The issuance of each Letter of Credit shall confer upon each Lender the benefits and liabilities of a participation consisting of an undivided pro rata interest in the Letter of Credit to the extent of such Lender’s Commitment Percentage.

(ii) Request for Letter of Credit. Each request for a Letter of Credit shall be delivered to Agent (and to the applicable Fronting Lender, if such Fronting Lender is a Lender other than Agent) by an Authorized Officer not later than 11:00 A.M. (Eastern time) three Business Days prior to the date of the proposed issuance of the Letter of Credit. Each such request shall be in a form acceptable to Agent (and the applicable Fronting Lender, if such Fronting Lender is a Lender other than Agent) and shall specify the face amount thereof, whether such Letter of Credit is a commercial documentary or a standby Letter of Credit, the account party, the beneficiary, the requested date of issuance, amendment, renewal or extension, the expiry date thereof, and the nature of the transaction or obligation to be supported thereby. Concurrently with each such request, Borrower, and any Credit Party for whose account the Letter of Credit is to be issued, shall execute and deliver to the Fronting Lender issuing such Letter of Credit an appropriate application and agreement, being in the standard form of such Fronting Lender for such letters of credit, as amended to conform to the provisions of this Agreement if required by Agent. Agent shall give each Lender notice of each such request for a Letter of Credit.

(iii) Commercial Documentary Letters of Credit. With respect to each Letter of Credit that shall be a commercial documentary letter of credit and the drafts thereunder, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on the Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent for the sole benefit of the Fronting Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on the date that any draw shall be made on such Letter of Credit, at the rate of one-eighth percent (1/8%) of the amount drawn under such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are generally charged by such Fronting Lender under its fee schedule as in effect from time to time.

(iv) Standby Letters of Credit. With respect to each Letter of Credit that shall be a standby letter of credit and the drafts thereunder, if any, whether issued for the account of Borrower or any other Credit Party, Borrower agrees to (A) pay to Agent, for the pro rata benefit of the Lenders, a non-refundable commission based upon the face amount of such Letter of Credit, which shall be paid quarterly in arrears, on each Regularly Scheduled Payment Date, at a rate per annum equal to the Applicable Margin for Eurodollar Loans (in effect on the Regularly Scheduled Payment Date) multiplied by the face amount of such Letter of Credit; (B) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, an additional Letter of Credit fee, which shall be paid on each date that such Letter of Credit shall be issued, amended or renewed at the rate of one-eighth percent (1/8%) of the face amount of such Letter of Credit; and (C) pay to Agent, for the sole benefit of the Fronting Lender issuing such Letter of Credit, such other issuance, amendment, negotiation, draw, acceptance, telex, courier, postage and similar transactional fees as are customarily charged by such Fronting Lender in respect of the issuance and administration of similar letters of credit under its fee schedule as in effect from time to time.

(v) Refunding of Letters of Credit with Revolving Loans. Whenever a Letter of Credit shall be drawn, the Fronting Lender that issued such Letter of Credit shall immediately notify Agent and Borrower, and Borrower shall promptly reimburse the Fronting Lender for the amount drawn. In the event that the amount drawn shall not have been reimbursed by Borrower on the date of the drawing of such Letter of Credit, at the sole option of Agent, Borrower shall be deemed to have requested a Revolving Loan, subject to the provisions of Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof), in the amount drawn. Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that its obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(b)(v) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Fronting Lender that issued such Letter of Credit, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(b)(v) to reimburse, in full (other than such Fronting Lender’s pro rata share of such borrowing), such Fronting Lender for the amount drawn on such Letter of Credit. Each such Revolving Loan shall be deemed to be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vi) Participation in Letters of Credit. If, for any reason, Agent (and the applicable Fronting Lender if such Fronting Lender is a Lender other than Agent) shall be unable to or, in the opinion of Agent, it shall be impracticable to, convert any Letter of Credit to a Revolving Loan pursuant to the preceding subsection, Agent (and such Fronting Lender) shall have the right to request that each Lender purchase a participation in the amount due with respect to such Letter of Credit, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, such Fronting Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from such Fronting Lender, an undivided participation interest in the amount due with respect to such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of the principal amount due with respect to such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of such Fronting Lender, such Lender’s ratable share of the amount due with respect to such Letter of Credit (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in the amount due under any Letter of Credit that is drawn but not reimbursed by Borrower pursuant to this subsection (vi) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this subsection (vi) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans. Each Lender is hereby authorized to record on its records such Lender’s pro rata share of the amounts paid and not reimbursed on the Letters of Credit.

(vii) Additional Fronting Lenders. On or after the Closing Date, one or more Revolving Lenders may become Additional Fronting Lenders at the request of Administrative Borrower or Agent, and in each case, with the written consent of Agent. Agent is hereby authorized by the Lenders to enter into one or more Additional Fronting Lender Agreements from time to time on behalf of the Lenders, in its discretion.

(c) Swing Loans.

(i) Generally. Subject to the terms and conditions of this Agreement, during the Commitment Period, the Swing Line Lender shall make a Swing Loan or Swing Loans to Borrower in such amount or amounts as Borrower, through an Authorized Officer, may from time to time request; provided that Borrower shall not request any Swing Loan if, after giving effect thereto, (A) the Revolving Credit Exposure would exceed the Revolving Credit Commitment, or (B) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto.

(ii) Refunding of Swing Loans. If the Swing Line Lender so elects, by giving notice to Borrower and the Lenders, Borrower agrees that the Swing Line Lender shall have the right, in its sole discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless otherwise requested by and available to Borrower hereunder. Upon receipt of such notice by Borrower and the Lenders, Borrower shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Sections 2.2(a) and 2.5 hereof (other than the requirement set forth in Section 2.5(d) hereof). Such Revolving Loan shall be evidenced by the Revolving Credit Notes (or, if a Lender has not requested a Revolving Credit Note, by the records of Agent and such Lender). Each Lender agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Lender acknowledges and agrees that such Lender’s obligation to make a Revolving Loan pursuant to Section 2.2(a) hereof when required by this Section 2.2(c)(ii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of the Swing Line Lender, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Borrower irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this Section 2.2(c)(ii) to repay in full such Swing Loan. Each Lender is hereby authorized to record on its records relating to its Revolving Credit Note (or, if such Lender has not requested a Revolving Credit Note, its records relating to Revolving Loans) such Lender’s pro rata share of the amounts paid to refund such Swing Loan.

(iii) Participation in Swing Loans. If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding Section 2.2(c)(ii), then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Lender purchase a participation in such Swing Loan, and Agent shall promptly notify each Lender thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, the Swing Line Lender hereby agrees to grant to each Lender, and each Lender hereby agrees to acquire from the Swing Line Lender, an undivided participation interest in such Swing Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the benefit of the Swing Line Lender, such Lender’s ratable share of such Swing Loan (determined in accordance with such Lender’s Commitment Percentage). Each Lender acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.2(c)(iii) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not the Revolving Credit Commitment shall have been reduced or terminated. Each Lender shall comply with its obligation under this Section 2.2(c)(iii) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 hereof with respect to Revolving Loans to be made by such Lender.

Section 2.3. Interest.

(a) Revolving Loans.

(i) Base Rate Loan. Borrower shall pay interest on the unpaid principal amount of a Base Rate Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loan shall be payable, commencing September 30, 2008, and continuing on each Regularly Scheduled Payment Date thereafter and at the maturity thereof.

(ii) Eurodollar Loans. Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest

Period applicable thereto (but subject to changes in the Applicable Margin for Eurodollar Loans), at the Derived Eurodollar Rate. Interest on such Eurodollar Loan shall be payable on each Interest Adjustment Date with respect to an Interest Period (provided that if an Interest Period shall exceed three months, the interest must be paid every three months, commencing three months from the beginning of such Interest Period).

(b) Swing Loans. Borrower shall pay interest to Agent, for the sole benefit of the Swing Line Lender (and any Lender that shall have purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on Swing Loans shall be payable on each Regularly Scheduled Payment Date. Each Swing Loan shall bear interest for a minimum of one day.

(c) Default Rate. Anything herein to the contrary notwithstanding, if an Event of Default shall occur, upon the election of the Required Lenders (i) the principal of each Loan and the unpaid interest thereon shall bear interest, until paid, at the Default Rate, (ii) the fee for the aggregate face amount of all issued and outstanding Letters of Credit shall be increased by two percent (2%) in excess of the rate otherwise applicable thereto, and (iii) in the case of any other amount not paid when due from Borrower hereunder or under any other Loan Document, such amount shall bear interest at the Default Rate; provided that, during an Event of Default under Section 8.1 or 8.14 hereof, the applicable Default Rate shall apply without any election or action on the part of Agent or any Lender.

(d) Limitation on Interest. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 2.4. Evidence of Indebtedness.

(a) Revolving Loans. Upon the request of a Lender, to evidence the obligation of Borrower to repay the Revolving Loans made by such Lender and to pay interest thereon, Borrower shall execute a Revolving Credit Note, payable to the order of such Lender in the principal amount of its Revolving Credit Commitment, or, if less, the aggregate unpaid principal amount of Revolving Loans made by such Lender; provided that the failure of a Lender to request a Revolving Credit Note shall in no way detract from Borrower’s obligations to such Lender hereunder.

(b) Swing Loans. Upon the request of the Swing Line Lender, to evidence the obligation of Borrower to repay the Swing Loans and to pay interest thereon, Borrower shall execute a Swing Line Note, payable to the order of the Swing Line Lender in the principal amount of the Swing Line Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made by the Swing Line Lender; provided that the failure of the Swing Line Lender to request a Swing Line Note shall in no way detract from Borrower’s obligations to the Swing Line Lender hereunder.

Section 2.5. Notice of Credit Event; Funding of Loans.

(a) Notice of Credit Event. Borrower, through an Authorized Officer, shall provide to Agent a Notice of Loan prior to (i) 11:00 A.M. (Eastern time) on the proposed date of borrowing or conversion of any Base Rate Loan, (ii) 11:00 A.M. (Eastern time) three Business Days prior to the proposed date of borrowing, conversion or continuation of any Eurodollar Loan, and (iii) 2:00 P.M. (Eastern time) on the proposed date of borrowing of any Swing Loan. Borrower shall comply with the notice provisions set forth in Section 2.2(b) hereof with respect to Letters of Credit.

(b) Funding of Loans. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of a Notice of Loan (other than for a Swing Loan), and, in any event, by 2:00 P.M. (Eastern time) on the date such Notice of Loan is received. On the date that the Credit Event set forth in such Notice of Loan is to occur, each such Lender shall provide to Agent, not later than 3:00 P.M. (Eastern time), the amount in Dollars, in federal or other immediately available funds, required of it. If Agent shall elect to advance the proceeds of such Loan prior to receiving funds from such Lender, Agent shall have the right, upon prior notice to Borrower, to debit any account of Borrower or otherwise receive such amount from Borrower, promptly after demand, in the event that such Lender shall fail to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Lender at the Federal Funds Effective Rate in the event that such Lender shall fail to provide its portion of the Loan on the date requested and Agent shall elect to provide such funds.

(c) Conversion and Continuation of Loans.

(i) At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall convert a Base Rate Loan to one or more Eurodollar Loans at any time and shall convert a Eurodollar Loan to a Base Rate Loan on any Interest Adjustment Date applicable thereto. Swing Loans may be converted by the Swing Line Lender to Revolving Loans in accordance with Section 2.2(c)(ii) hereof.

(ii) At the request of Borrower to Agent, subject to the notice and other provisions of this Section 2.5, the Lenders shall continue one or more Eurodollar Loans as of the end of the applicable Interest Period as a new Eurodollar Loan with a new Interest Period.

(d) Minimum Amount. Each request for:

(i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of One Hundred Thousand Dollars ($100,000);

(ii) a Eurodollar Loan shall be in an amount of not less than One Million Five Hundred Thousand Dollars ($1,500,000), increased by increments of Five Hundred Thousand Dollars ($500,000); and

(iii) a Swing Loan shall be in an amount of not less than One Hundred Thousand Dollars ($100,000), increased by increments of One Thousand Dollars ($1,000).

(e) Interest Periods. Borrower shall not request that Eurodollar Loans be outstanding for more than six different Interest Periods at the same time.

Section 2.6. Payment on Loans and Other Obligations.

(a) Payments Generally. Each payment made hereunder by a Credit Party shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments from Borrower. With respect to (i) any Loan, or (ii) any other payment to Agent and the Lenders, all such payments (including prepayments) to Agent of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent, at the address of Agent for notices referred to in Section 11.4 hereof for the account of the Lenders (or the appropriate Fronting Lender or the Swing Line Lender, as appropriate) not later than 11:00 A.M. (Eastern time) on the due date thereof in immediately available funds. Any such payments received by Agent (or such Fronting Lender or the Swing Line Lender) after 11:00 A.M. (Eastern time) shall be deemed to have been made and received on the next Business Day.

(c) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender (except with respect to Swing Loans, which shall be paid to the Swing Line Lender or, with respect to Letters of Credit, certain of which payments shall be paid to the Fronting Lender issuing such Letter of Credit) their respective ratable shares, if any, of the amount of principal, interest, and commitment and other fees received by Agent for the account of such Lender. Payments received by Agent shall be delivered to the Lenders in Dollars in immediately available funds. Each appropriate Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans, Eurodollar Loans, Swing Loans and Letters of Credit, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Agreement or any Note. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to the Loans and Letters of Credit set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal, interest and fees owing to each Lender.

(d) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Loan; provided that, with respect to a Eurodollar Loan, if the next Business Day shall fall in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.7. Prepayment.

(a) Right to Prepay. Borrower shall have the right at any time or from time to time to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Revolving Loans then outstanding, as designated by Borrower. Such payment shall include interest accrued on the amount so prepaid to the date of such prepayment and any amount payable under Article III hereof with respect to the amount being prepaid. Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of the Swing Line Lender (and any Lender that has purchased a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b) Notice of Prepayment. Borrower shall give Agent notice of prepayment of a Base Rate Loan or Swing Loan by no later than 11:00 A.M. (Eastern time) on the Business Day on which such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Eastern time) three Business Days before the Business Day on which such prepayment is to be made.

(c) Minimum Amount. Each prepayment of a Eurodollar Loan shall be in the principal amount of not less than One Million Dollars ($1,000,000), except in the case of a mandatory payment pursuant to Section 2.11 or Article III hereof.

Section 2.8. Commitment and Other Fees.

(a) Commitment Fee. Borrower shall pay to Agent, for the ratable account of the Lenders, as a consideration for the Revolving Credit Commitment, a commitment fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Commitment Fee Rate in effect on the payment date, multiplied by (ii) (A) the average daily Revolving Credit Commitment in effect during such quarter, minus (B) the average daily Revolving Credit Exposure (exclusive of the Swing Line Exposure) during such quarter. The commitment fee shall be payable in arrears, on September 30, 2008 and continuing on each Regularly Scheduled Payment Date thereafter, and on the last day of the Commitment Period.

(b) Agent Fee. Borrower shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

(c) Collateral Audit and Appraisal Fees. Borrower shall reimburse Agent, for its sole benefit, for all out-of-pocket expenses relating to (i) collateral field audits, (ii) fixed asset appraisals, and (iii) any other collateral assessment expenses, that may be conducted by or on behalf of Agent.

(d) Authorization to Debit Account. Borrower hereby agrees that Agent has the right to debit from any deposit account of Borrower, amounts owing to Agent and the Lenders by Borrower under this Agreement and the Loan Documents for payment of fees and expenses incurred in connection therewith.

Section 2.9. Modifications to Commitment.

(a) Optional Reduction of Revolving Credit Commitment. Borrower may at any time and from time to time permanently reduce in whole or ratably in part the Revolving Credit Commitment to an amount not less than the then existing Revolving Credit Exposure, by giving Agent not fewer than five Business Days’ (or thirty (30) days if the Total Commitment Amount is to be reduced or terminated in its entirety) written notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Lenders, of not less than Five Million Dollars ($5,000,000), increased in increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Lender of the date of each such reduction and such Lender’s proportionate share thereof. After each such partial reduction, the commitment fees payable hereunder shall be calculated upon the Revolving Credit Commitment as so reduced. If Borrower reduces in whole the Commitment, on the effective date of such reduction (Borrower having prepaid in full the unpaid principal balance, if any, of the Loans, together with all interest (if any) and commitment and other fees accrued and unpaid with respect thereto, and provided that no Letter of Credit Exposure or Swing Line Exposure shall exist), all of the Revolving Credit Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Credit Notes to Borrower. Any partial reduction in the Revolving Credit Commitment shall be effective during the remainder of the Commitment Period.

(b) Increase in Commitment. At any time during the Commitment Increase Period, Borrower may request that Agent increase the Total Commitment Amount up to an amount that shall not exceed the Maximum Commitment Amount. Each such increase shall be in increments of at least Five Million Dollars ($5,000,000), and may be made by either (i) increasing, for one or more Lenders, with their prior written consent, their respective Revolving Credit Commitments, or (ii) including one or more Additional Lenders, each with a new Revolving Credit Commitment, as a party to this Agreement (collectively, the “Additional Commitment”); or, with an amendment satisfactory to Borrower, Agent and the Required Lenders, adding an additional facility (which is also referred to in this Agreement as, and included in the definition of, Additional Commitment) to this Agreement with existing (with their prior written consent) or additional Lenders (each of which is also referred to in this Agreement as, and included in the definition of, Additional Lender). During the Commitment Increase Period, all of the Lenders agree that Agent, in its sole discretion, may permit one or more Additional Commitments upon satisfaction of the following requirements: (A) each Additional Lender, if any, shall execute an Additional Lender Assumption Agreement, (B) Agent shall provide to Borrower and to each Lender a revised Schedule 1 to this Agreement, including revised Commitment Percentages for each of the Lenders, if appropriate, at least three Business Days prior to the date of the effectiveness of such Additional Commitments (each an “Additional Lender Assumption Effective Date”), (C) Borrower shall execute and deliver to Agent and the Lenders such replacement or additional Notes as shall be required by Agent, (D) with respect to the Real Property located at One Shiloh Boulevard, Dickson, Tennessee, Borrower shall (unless waived by Agent and the Required Lenders) deliver to Agent and the Lenders an amendment to the Mortgage for such Real Property, increasing the maximum principal amount of indebtedness secured thereby to an amount equal to the Total Commitment Amount (as increased pursuant to this Section 2.9(b)), (E) if an additional facility is being added as aforesaid, then Borrower, Agent and the Required Lenders shall execute an appropriate amendment to this Agreement. The Lenders hereby authorize Agent to execute each Additional Lender Assumption Agreement on behalf of the Lenders. On each Additional Lender Assumption Effective Date, the Lenders shall make adjustments among themselves with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Agent, in order to reallocate among such Lenders such outstanding amounts, based on the revised Commitment Percentages and to otherwise carry out fully the intent and terms of this Section 2.9(b). In connection therewith, it is understood and agreed that the Maximum Amount of any Lender will not be increased (or decreased except pursuant to Section 2.9(a) hereof) without the prior written consent of such Lender. Borrower shall not request any increase in the Total Commitment Amount pursuant to this Section 2.9(b) if a Default or an Event of Default shall then exist, or immediately after giving effect to any such increase would exist.

Section 2.10. Computation of Interest and Fees. With the exception of Base Rate Loans, interest on Loans, Letter of Credit fees, Related Expenses and commitment and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed.

Section 2.11. Mandatory Payments.

(a) Revolving Credit Exposure. If, at any time, the Revolving Credit Exposure shall exceed the Revolving Credit Commitment as then in effect, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Revolving Loans sufficient to bring the Revolving Credit Exposure within the Revolving Credit Commitment.

(b) Swing Line Exposure. If, at any time, the Swing Line Exposure shall exceed the Swing Line Commitment, Borrower shall, as promptly as practicable, but in no event later than the next Business Day, pay an aggregate principal amount of the Swing Loans sufficient to bring the Swing Line Exposure within the Swing Line Commitment.

(c) Mandatory Prepayments. Borrower shall make Mandatory Prepayments (each a “Mandatory Prepayment”) in accordance with the following provisions:

(i) Sale of Assets. Upon the sale or other disposition of any assets by a Credit Party (permitted pursuant to Section 5.12 hereof) to any Person other than in the ordinary course of business, and to the extent the proceeds of such sale or other disposition are in excess of Five Million Dollars ($5,000,000) during any fiscal year of Borrower and are not to be reinvested in fixed assets or other similar assets within one hundred eighty (180) days of such sale or other disposition, Borrower shall make a Mandatory Prepayment, on the date of such sale or other disposition, in an amount equal to one hundred percent (100%) of the proceeds of such disposition net of amounts required to pay taxes and reasonable costs applicable to the disposition.

(ii) Additional Indebtedness. If, at any time, any of the Companies shall incur Consolidated Funded Indebtedness other than Indebtedness permitted pursuant to Section 5.8 hereof (which other Indebtedness shall not be incurred without the prior written consent of Agent and the Required Lenders), Borrower shall make a Mandatory Prepayment, on the date that such Consolidated Funded Indebtedness is incurred, in an amount equal to one hundred percent (100%) of the net cash proceeds of such Consolidated Funded Indebtedness.

(iii) Additional Equity. Within thirty (30) days after any equity offering (other than the offering or exercise of stock options or other equity awards pursuant to management incentive plans) by a Company, Borrower shall make a Mandatory Prepayment in an amount equal to one hundred percent (100%) of the net cash proceeds of such equity offering.

(iv) Material Recovery Event. Within ten days after the occurrence of a Material Recovery Event, Borrower shall furnish to Agent written notice thereof. Within sixty (60) days after such Material Recovery Event, Borrower shall notify Agent of Borrower’s determination as to whether or not to replace, rebuild or restore the affected property (a “Material Recovery Determination Notice”). If Borrower decides not to replace, rebuild or restore such property or if Borrower has not delivered the Material Recovery Determination Notice within sixty (60) days after such Material Recovery Event, then the proceeds of insurance paid in connection with such Material Recovery Event shall be paid as a Mandatory Prepayment. If Borrower decides to replace, rebuild or restore such property, then any such replacement, rebuilding or restoration must be (A) commenced within six months of the date of the Material Recovery Event, and (B) substantially completed within twelve (12) months of such commencement date or such longer period of time necessary to complete the work with reasonable diligence and approved in writing by Agent, in its reasonable discretion, with such net proceeds and other funds available to the Companies. Any amounts of such insurance proceeds in connection with such Material Recovery Event not applied to the costs of replacement or restoration shall be applied as a Mandatory Prepayment.

(d) Application of Mandatory Prepayments. Each Mandatory Prepayment required to be made pursuant to Section 2.11(c) hereof shall be applied to Revolving Loans, with such payment first to be applied to the outstanding Base Rate Loan and then to the outstanding Eurodollar Loans; provided that, if the outstanding principal amount of any Eurodollar Loan shall be reduced to an amount less than the minimum amount set forth in Section 2.5(d) hereof as a result of such prepayment, then such Eurodollar Loan shall be converted into a Base Rate Loan on the date of such prepayment. Unless otherwise agreed by the Required Lenders, any time there is a Mandatory Prepayment of Revolving Loans pursuant to Section 2.11(c) hereof, the Revolving Credit Commitment shall be permanently reduced by the amount of such Mandatory Prepayment, whether or not there shall be any Revolving Credit Exposure thereunder; provided that no permanent reduction of the Revolving Credit Commitment shall occur if no Default or Event of Default exists at the time a Mandatory Prepayment is required to be made pursuant to Section 2.11(c)(iii) hereof.

ARTICLE III.

ADDITIONAL PROVISIONS RELATING TO

EURODOLLAR LOANS; INCREASED CAPITAL; TAXES

Section 3.1. Requirements of Law.

(a) If, after the Closing Date, (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority, or (ii) the compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(A) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes and Excluded Taxes which are governed by Section 3.2 hereof);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Lender, promptly after receipt of a written request therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection (a), such Lender shall promptly notify Borrower (with a copy to Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that, after the Closing Date, the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, or under or in respect of any Letter of Credit, to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender or corporation with respect to capital adequacy), then from time to time, upon submission by such Lender to Borrower (with a copy to Agent) of a written request therefor (which shall include the method for calculating such amount), Borrower shall promptly pay or cause to be paid to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 3.1 submitted by any Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error. In determining any such additional amounts, such Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem applicable. The obligations of Borrower pursuant to this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.2. Taxes.

(a) All payments made by any Credit Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes or Other Taxes. If any Taxes or Other Taxes are required to be deducted or withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after deducting, withholding and payment of all Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in the Loan Documents.

(b) Whenever any Taxes or Other Taxes are required to be withheld and paid by a Credit Party, such Credit Party shall timely withhold and pay such taxes to the relevant Governmental Authorities. As promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Credit Party showing payment thereof or other evidence of payment reasonably acceptable to Agent or such Lender. If such Credit Party shall fail to pay any Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to Agent the required receipts or other required documentary evidence, such Credit Party and Borrower shall indemnify Agent and the appropriate Lenders on demand for any incremental Taxes or Other Taxes paid or payable by Agent or such Lender as a result of any such failure.

(c) If any Lender shall be so indemnified by a Credit Party, such Lender shall use reasonable efforts to obtain the benefits of any refund, deduction or credit for any taxes or other amounts with respect to the amount paid by such Credit Party and shall reimburse such Credit Party to the extent, but only to the extent, that such Lender shall receive a refund with respect to the amount paid by such Credit Party or an effective net reduction in taxes or other governmental charges (including any taxes imposed on or measured by the total net income of such Lender) of the United States or any state or subdivision or any other Governmental Authority thereof by virtue of any such deduction or credit, after first giving effect to all other deductions and credits otherwise available to such Lender. If, at the time any audit of such Lender’s income tax return is completed, such Lender determines, based on such audit, that it shall not have been entitled to the full amount of any refund reimbursed to such Credit Party as aforesaid or that its net income taxes shall not have been reduced by a credit or deduction for the full amount reimbursed to such Credit Party as aforesaid, such Credit Party, upon request of such Lender, shall promptly pay to such Lender the amount so refunded to which such Lender shall not have been so entitled, or the amount by which the net income taxes of such Lender shall not have been so reduced, as the case may be.

(d) Each Lender that is not (i) a citizen or resident of the United States of America, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or (iii) an estate or trust that is subject to federal income taxation regardless of the source of its income (any such Person, a “Non-U.S. Lender”) shall deliver to Borrower and Agent two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement with respect to such interest and two copies of a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Credit Parties under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement or such other Loan Document. In addition, each Non-U.S. Lender shall deliver such forms or appropriate replacements promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that such Lender is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection (d), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (d) that such Non-U.S. Lender is not legally able to deliver.

(e) The agreements in this Section 3.2 shall survive the termination of the Loan Documents and the payment of the Loans and all other amounts payable hereunder.

Section 3.3. Funding Losses. Borrower agrees to indemnify each Lender, promptly after receipt of a written request therefor, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment of or conversion from Eurodollar Loans after Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of a Eurodollar Loan on a day that is not the last day of an Interest Period applicable thereto, or (d) any conversion of a Eurodollar Loan to a Base Rate Loan on a day that is not the last day of an Interest Period applicable thereto. Such indemnification shall be in an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amounts so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the appropriate London interbank market, along with any administration fee charged by such Lender. A certificate as to any amounts payable pursuant to this Section 3.3 submitted to Borrower (with a copy to Agent) by any Lender shall be conclusive absent manifest error. The obligations of Borrower pursuant to this Section 3.3 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.4. Eurodollar Rate Lending Unlawful; Inability to Determine Rate.

(a) If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on Borrower) that, after the Closing Date, (i) the introduction of or any change in or in the interpretation of any law makes it unlawful, or (ii) any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert (if permitted pursuant to this Agreement) any Loan into, a Eurodollar Loan, the obligations of such Lender to make, continue or convert any such Eurodollar Loan shall, upon such determination, be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Loans payable to such Lender shall automatically convert (if conversion is permitted under this Agreement) into a Base Rate Loan, or be repaid (if no conversion is permitted) at the end of the then current Interest Periods with respect thereto or sooner, if required by law or such assertion.

(b) If Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain such Eurodollar Loan shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a borrowing of, conversion to or continuation of such Eurodollar Loan or, failing that, will be deemed to have converted such request into a request for a borrowing of a Base Rate Loan in the amount specified therein.

Section 3.5. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of such Lender’s Loans in any manner such Lender deems to be appropriate; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during the applicable Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

ARTICLE IV. CONDITIONS PRECEDENT

Section 4.1. Conditions to Each Credit Event. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in any Credit Event shall be conditioned, in the case of each Credit Event, upon the following:

(a) all conditions precedent as listed in Section 4.2 hereof required to be satisfied prior to the first Credit Event shall have been satisfied prior to or as of the first Credit Event;

(b) Borrower shall have submitted a Notice of Loan (or with respect to a Letter of Credit, complied with the provisions of Section 2.2(b)(ii) hereof) and otherwise complied with Section 2.5 hereof;

(c) no Default or Event of Default shall then exist or immediately after such Credit Event would exist; and

(d) each of the representations and warranties contained in Article VI hereof shall be true in all material respects as if made on and as of the date of such Credit Event, except to the extent that any thereof expressly relate to an earlier date.

Each request by Borrower for a Credit Event shall be deemed to be a representation and warranty by Borrower as of the date of such request as to the satisfaction of the conditions precedent specified in subsections (c) and (d) above.

Section 4.2. Conditions to the First Credit Event. Borrower shall cause the following conditions to be satisfied on or prior to the Closing Date. The obligation of the Lenders, the Fronting Lenders and the Swing Line Lender to participate in the first Credit Event is subject to Borrower satisfying each of the following conditions prior to or concurrently with such Credit Event:

(a) Notes as Requested. Borrower shall have executed and delivered to (i) each Lender requesting a Revolving Credit Note such Lender’s Revolving Credit Note, and (ii) the Swing Line Lender the Swing Line Note, if requested by the Swing Line Lender.

(b) Subsidiary Documents. Each Guarantor of Payment shall have executed and delivered to Agent (i) a Guaranty of Payment, in form and substance satisfactory to Agent, and (ii) a Security Agreement and such other documents or instruments, as may be required by Agent to create or perfect the Liens of Agent in the assets of such Guarantor of Payment, all to be in form and substance satisfactory to Agent.

(c) Pledge Agreements. Borrower and each Guarantor of Payment that has a Subsidiary shall have (i) executed and delivered to Agent, for the benefit of the Lenders, a Pledge Agreement, in form and substance satisfactory to Agent and the Lenders, with respect to the Pledged Securities, (ii) executed and delivered to Agent, for the benefit of the Lenders, appropriate transfer powers for each of the Pledged Securities, (iii) delivered to Agent, for the benefit of the Lenders, the Pledged Securities, and (iv) delivered to Agent any other documentation (including legal opinions from foreign counsel) reasonably required by Agent regarding the perfection of such Pledged Securities.

(d) Intellectual Property Security Agreements. Each Credit Party that owns federally registered intellectual property shall have executed and delivered to Agent, for the benefit of the Lenders, an Intellectual Property Security Agreement, in form and substance reasonably satisfactory to Agent and the Lenders.

(e) Real Estate Matters. With respect to each parcel of the Real Property owned by a Credit Party, Borrower shall have delivered to Agent:

(i) a Loan Policy of title insurance (other than as set forth in Section 4.3(a) hereof) reasonably acceptable to Agent issued to Agent for the benefit of the Lenders by a title company acceptable to Agent (the “Title Company”), in an amount equal to the lesser of the Total Commitment Amount or the appraised value of the Real Property insuring the Mortgage to be a valid, first-priority lien in the Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Agent, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as Agent may require, including without limitation:

(A) the deletion of all so-called “standard exceptions” from such policy;

(B) a so-called “comprehensive” endorsement in form and substance acceptable to Agent; and

(C) the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;

(ii) a current (certified not more than thirty (30) days prior to the Closing Date) “ALTA/ACSM” survey of such Real Property (other than as set forth in Section 4.3(a) hereof) prepared by a licensed surveyor acceptable to Agent, certified to Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to Agent. Such survey shall be in form and substance acceptable to Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail

Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:

(A) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;

(B) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;

(C) the established building lines;

(D) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;

(E) the highway and street right-of-way lines abutting such Real Property and the width thereof; and

(F) encroachments upon such Real Property and the extent thereof in feet and inches;

(iii) evidence to Agent’s satisfaction in its sole discretion that no portion of such Real Property is located in a Special Flood Hazard Area or is otherwise classified as Class A or Class BX on the Flood Maps maintained by the Federal Emergency Management Agency; and

(iv) two fully executed originals of the Mortgage with respect to such Real Property.

(f) Lien Searches. With respect to the property owned or leased by Borrower and each Guarantor of Payment and any other property securing the Obligations, Borrower shall have caused to be delivered to Agent (i) the results of Uniform Commercial Code lien searches, satisfactory to Agent and the Lenders, (ii) the results of federal and state tax lien and judicial lien searches, satisfactory to Agent and the Lenders, and (iii) Uniform Commercial Code termination statements reflecting termination of all U.C.C. Financing Statements previously filed by any Person and not expressly permitted pursuant to Section 5.9 hereof.

(g) Officer’s Certificate, Resolutions, Organizational Documents. Borrower and each Guarantor of Payment shall have delivered to Agent an officer’s certificate (or comparable domestic or foreign documents) certifying the names of the officers of such Credit Party authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (i) the resolutions of the board of directors (or comparable domestic or foreign documents) of such Credit Party evidencing approval of the execution and delivery of the Loan

Documents and the execution of other Related Writings to which such Credit Party is a party, and (ii) the Organizational Documents of such Credit Party.

(h) Good Standing and Full Force and Effect Certificates. Borrower shall have delivered to Agent a good standing certificate or full force and effect certificate (or comparable document, if neither certificate is available in the applicable jurisdiction), as the case may be, for each Credit Party, issued on or about the Closing Date by the Secretary of State in the state or states where such Credit Party is incorporated or formed or qualified as a foreign entity.

(i) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for Borrower and each other Credit Party, in form and substance satisfactory to Agent and the Lenders.

(j) Insurance Certificate. Borrower shall have delivered to Agent evidence of insurance on ACORD 25 and 27 or 28 form, and otherwise satisfactory to Agent and the Lenders, of adequate real property, personal property and liability insurance of each Company, with Agent, on behalf of the Lenders, listed as mortgagee loss payee and additional insured, as appropriate.

(k) Intercreditor Agreement. Borrower shall have delivered an Intercreditor Agreement with the Director of Development of the State of Ohio, in form and substance satisfactory to Agent and the Lenders.

(l) Financial Reports. Borrower shall have delivered to Agent audited financial statements of Borrower for the fiscal years ended October 31, 2006 and October 31, 2007; in each case, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Agent.

(m) Pro-Forma Projections. Borrower shall have delivered to Agent annual pro-forma projections of financial statements (which report shall include balance sheets and statements of income (loss) and cash-flow) of Borrower for the fiscal year ending October 31, 2008, prepared on a Consolidated and consolidating basis, in accordance with GAAP, and in form and substance satisfactory to Agent.

(n) Agent Fee Letter, Closing Fee Letter and Other Fees. Borrower shall have (i) executed and delivered to Agent, the Agent Fee Letter and paid to Agent, for its sole account, the fees stated therein, (ii) executed and delivered to Agent, the Closing Fee Letter and paid to Agent, for the benefit of the Lenders, the fees stated therein, and (iii) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

(o) Existing Credit Agreement. Borrower shall have terminated the Amended and Restated Credit and Security Agreement among Borrower, the lenders party thereto and LaSalle Bank National Association, as agent, dated as of January 18, 2005, as amended, which termination shall be deemed to have occurred upon payment in full of all of the Indebtedness outstanding thereunder and termination of the commitments established therein.

(p) Closing Certificate. Borrower shall have delivered to Agent and the Lenders an officer’s certificate certifying that, as of the Closing Date, (i) all conditions precedent set forth in this Article IV have been satisfied, (ii) no Default or Event of Default exists nor immediately after the first Credit Event will exist, and (iii) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

(q) Letter of Direction. Borrower shall have delivered to Agent a letter of direction authorizing Agent, on behalf of the Lenders, to disburse the proceeds of the Loans, which letter of direction includes the authorization to transfer funds under this Agreement and the wire instructions that set forth the locations to which such funds shall be sent.

(r) No Material Adverse Change. No material adverse change, in the opinion of Agent, shall have occurred in the financial condition, operations or prospects of the Companies since October 31, 2007.

(s) Miscellaneous. Borrower shall have provided to Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Lenders.

Section 4.3. Post-Closing Conditions. On or before the dates specified in this Section 4.3, unless otherwise agreed to by Agent in writing, Borrower shall satisfy each of the items specified below:

(a) Mansfield, Ohio Real Property. No later than September 15, 2008, with respect to the Real Property located at 402 Ninth Street, Mansfield, Ohio 44905, Borrower shall have delivered to Agent:

(i) a Loan Policy of title insurance reasonably acceptable to Agent issued to Agent for the benefit of the Lenders by a title company acceptable to Agent (the “Title Company”), in an amount equal to the lesser of the Total Commitment Amount or the appraised value of such Real Property insuring the Mortgage to be a valid, first-priority lien in such Real Property, free and clear of all defects and encumbrances except such matters of record as accepted by Agent, in its sole discretion, and shown as Permitted Encumbrances in “Exhibit B” to the Mortgage, with such endorsements and affirmative insurance as Agent may require, including without limitation:

(A) the deletion of all so-called “standard exceptions” from such policy;

(B) a so-called “comprehensive” endorsement in form and substance acceptable to Agent; and

(C) the results of a federal tax lien search in the county wherein the Real Property is located and such Credit Party has its principal place of business;

(ii) a current (certified not more than thirty (30) days prior to the Closing Date) “ALTA/ACSM” survey of such Real Property prepared by a licensed surveyor acceptable to Agent, certified to Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to Agent. Such survey shall be in form and substance acceptable to Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:

(A) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;

(B) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;

(C) the established building lines;

(D) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;

(E) the highway and street right-of-way lines abutting such Real Property and the width thereof; and

(F) encroachments upon such Real Property and the extent thereof in feet and inches.

(b) Local Counsel Legal Opinions. No later than August 8, 2008, with respect to the Real Property located at 234 Holland Drive, Pendergrass, Georgia, 7295 Haggerty Road, Canton, Michigan and One Shiloh Boulevard, Dickson, Tennessee, Borrower shall have delivered to Agent opinions of counsel with respect to such Real Property, each in form and substance satisfactory to Agent.

(c) “As Built Survey” for Tennesse Real Property. No later than August 8, 2008, with respect to the Real Property located at One Shiloh Boulevard, Dickson, Tennessee, Borrower shall have delivered to Agent a current (certified not more than thirty (30) days prior to the Closing Date) “ALTA/ACSM” survey of such Real Property prepared by a licensed surveyor acceptable to Agent, certified to Agent, for the benefit of the Lenders, and the Title Company pursuant to a certificate of survey acceptable to Agent. Such survey shall be in form and substance acceptable to Agent, in its sole discretion, shall be made in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association in 2005, and shall show, without limitation:

(A) the location of the perimeter of such Real Property by courses and distances with all reference points shown or referred to in the aforesaid title policy;

(B) all easements (including those easements whose existence is disclosed by physical inspection of such Real Property), rights-of-way and the location of all utility lines servicing the improvements on such Real Property;

(C) the established building lines;

(D) the full legal description of the real estate (conforming to the legal description set forth in the aforesaid title policy) and a certification as to the acreage and square footage thereof;

(E) the highway and street right-of-way lines abutting such Real Property and the width thereof; and

(F) encroachments upon such Real Property and the extent thereof in feet and inches.

(d) Control Agreements.

(i) No later than August 15, 2008, Borrower shall have delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account of Borrower or a Guarantor of Payment held at The PrivateBank and Trust Company.

(ii) No later than October 31, 2008, Borrower shall have delivered to Agent a Control Agreement, in form and substance reasonably satisfactory to Agent, for each Deposit Account of Borrower or a Guarantor of Payment held at any financial institution other than The PrivateBank and Trust Company; provided that Borrower shall not be required to deliver a Control Agreement for any such Deposit Account that is closed on or before October 31, 2008.

(e) Bailees’ Waivers. No later than August 15, 2008, Borrower shall have delivered to Agent a Bailee’s Waiver, in form and substance satisfactory to Agent, for each location where a Credit Party maintains any material amount (as determined in Agent’s reasonable discretion) of Inventory with a bailee.

(f) Processors’ Waivers. No later than August 15, 2008, Borrower shall have delivered to Agent a Processor’s Waiver for each location where a Company maintains any material amount (as determined in Agent’s reasonable discretion) of Inventory with a processor, together with filed U.C.C. Financing Statements, in form and substance satisfactory to Agent.

(g) Landlord’s Waivers. No later than January 15, 2009, Borrower shall have delivered to Agent a Landlord’s Waiver, in form and substance reasonably satisfactory to Agent, for the location of Shiloh Automotive, Inc. located at 5389 W. 130th Street, Cleveland, Ohio

44130; provided that Borrower shall not be required to deliver a Landlord’s Waiver for such location if no Credit Party maintains any assets at such location as of January 31, 2009.

ARTICLE V. COVENANTS

Section 5.1. Insurance. Each Company shall at all times maintain insurance upon its Inventory, Equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as may be acceptable to Agent, with provisions satisfactory to Agent for payment of all losses thereunder to Agent, for the benefit of the Lenders, and such Company as their interests may appear (loss payable endorsement in favor of Agent, for the benefit of the Lenders), and, if required by Agent, Borrower shall deposit the policies with Agent. Any such policies of insurance shall provide for no fewer than thirty (30) days prior written notice of cancellation to Agent and the Lenders. Any sums received by Agent, for the benefit of the Lenders, in payment of insurance losses, returns, or unearned premiums under the policies shall be applied as set forth in Section 2.11(c) and (d) hereof. Agent is hereby authorized to act as attorney-in-fact for the Companies, after the occurrence of an Event of Default, in obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. In the event of failure to provide such insurance as herein provided, Agent may, at its option, provide such insurance and Borrower shall pay to Agent, upon demand, the cost thereof. Should Borrower fail to pay such sum to Agent upon demand, interest shall accrue thereon, from the date of demand until paid in full, at the Default Rate. Within ten days of Agent’s written request, Borrower shall furnish to Agent such information about the insurance of the Companies as Agent may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to Agent and certified by a Financial Officer .

Section 5.2. Money Obligations. Each Company shall pay in full (a) prior in each case to the date when penalties would attach, all taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions; and (c) all of its other material obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.

Section 5.3. Financial Statements and Information.

(a) Quarterly Financials. Borrower shall deliver to Agent and the Lenders, within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Borrower, balance sheets of the Companies as of the end of such period and statements of income (loss), retained earnings, stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by a Financial Officer.

(b) Annual Audit Report. Borrower shall deliver to Agent and the Lenders, within ninety (90) days after the end of each fiscal year of Borrower, an annual audit report of the Companies for that year prepared on a Consolidated basis, in accordance with GAAP, and in form and detail satisfactory to Agent and the Lenders and certified by an unqualified opinion of an independent public accountant of national recognition that is satisfactory to Agent, which report shall include balance sheets and statements of income (loss), retained earnings, stockholders’ equity and cash-flow for that period.

(c) Compliance Certificate. Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the financial statements set forth in subsections (a) and (b) above, a Compliance Certificate.

(d) Management Report. Borrower shall deliver to Agent and the Lenders, concurrently with the delivery of the annual financial statements set forth in subsection (b) above, a copy of any management report, letter or similar writing furnished to the Companies by the accountants in respect of the Companies’ systems, operations, financial condition or properties.

(e) Pro-Forma Projections. Borrower shall deliver to Agent and the Lenders, within forty-five (45) days after the end of each fiscal year of Borrower, annual pro-forma projections of the Companies for the then current fiscal year and the next two succeeding fiscal years, to be in form acceptable to Agent.

(f) Shareholder and SEC Documents. Borrower shall deliver to Agent and the Lenders, as soon as available, copies of all notices, reports, definitive proxy or other statements and other documents sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities.

(g) Collateral Audits. If requested by Agent, Borrower shall deliver to Agent and the Lenders annual collateral audits, to be in form and detail reasonably satisfactory to Agent.

(h) Financial Information of Companies. Borrower shall deliver to Agent and the Lenders, within ten days of the written request of Agent or any Lender, such other information about the financial condition, properties and operations of any Company as Agent or such Lender may from time to time reasonably request, which information shall be submitted in form and detail satisfactory to Agent or such Lender and certified by a Financial Officer of the Company or Companies in question.

Section 5.4. Financial Records. Each Company shall at all times maintain true and complete records and books of account, including, without limiting the generality of the foregoing, appropriate provisions for possible losses and liabilities, all in accordance with GAAP, and at all reasonable times (during normal business hours and upon notice to such

Company) permit Agent or any Lender, or any representative of Agent or such Lender, to examine such Company’s books and records and to make excerpts therefrom and transcripts thereof.

Section 5.5. Franchises; Change in Business.

(a) Each Company (other than an Immaterial Subsidiary) shall preserve and maintain at all times its existence, and its rights and franchises necessary for its business, except as otherwise permitted pursuant to Section 5.12 hereof.

(b) No Company shall engage in any business if, as a result thereof, the general nature of the business of the Companies taken as a whole would be substantially changed from the general nature of the business the Companies are engaged in on the Closing Date.

Section 5.6. ERISA Pension and Benefit Plan Compliance. No Company shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall furnish to Agent and the Lenders (a) as soon as possible and in any event within thirty (30) days after any Company knows or has reason to know that any Reportable Event with respect to any ERISA Plan has occurred, a statement of a Financial Officer of such Company, setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC if a copy of such notice is available to such Company, and (b) promptly after receipt thereof, a copy of any notice such Company, or any member of the Controlled Group may receive from the PBGC or the Internal Revenue Service with respect to any ERISA Plan administered by such Company; provided that this latter clause shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service. Borrower shall promptly notify Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against a Company by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section 5.6, “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of Consolidated Net Worth. As soon as practicable, and in any event within twenty (20) days, after any Company shall become aware that an ERISA Event shall have occurred, such Company shall provide Agent with notice of such ERISA Event with a certificate by a Financial Officer of such Company setting forth the details of the event and the action such Company or another Controlled Group member proposes to take with respect thereto. Borrower shall, at the request of Agent or any Lender, deliver or cause to be delivered to Agent or such Lender, as the case may be, true and correct copies of any documents relating to the ERISA Plan of any Company.

Section 5.7. Financial Covenants.

(a) Leverage Ratio. Borrower shall not suffer or permit at any time the Leverage Ratio to exceed (i) 3.00 to 1.00 on the Closing Date through January 30, 2010, (ii) 2.75 to 1.00 on January 31, 2010 through January 30, 2011, and (iii) 2.50 to 1.00 on January 31, 2011 and thereafter.

(b) Fixed Charge Coverage Ratio. Borrower shall not suffer or permit at any time the Fixed Charge Coverage Ratio to be less than 2.50 to 1.00.

Section 5.8. Borrowing. No Company shall create, incur or have outstanding any Indebtedness of any kind; provided that this Section 5.8 shall not apply to the following:

(a) the Loans, the Letters of Credit and any other Indebtedness under this Agreement;

(b) any loans granted to or Capitalized Lease Obligations entered into by any Company for the purchase or lease of fixed assets (and refinancings of such loans or Capitalized Lease Obligations), which loans and Capitalized Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capitalized Lease Obligations for all Companies shall not exceed Five Million Dollars ($5,000,000) at any time outstanding;

(c) the Indebtedness existing on the Closing Date, in addition to the other Indebtedness permitted to be incurred pursuant to this Section 5.8, as set forth in Schedule 5.8 hereto (and any extension, renewal or refinancing thereof but only to the extent that the principal amount thereof does not increase after the Closing Date);

(d) loans to, and guaranties of Indebtedness of, a Company from a Company so long as each such Company is a Credit Party;

(e) Indebtedness under any Hedge Agreement, so long as such Hedge Agreement shall have been entered into in the ordinary course of business and not for speculative purposes;

(f) loans to a Company pursuant to state or other Governmental Authority industrial revenue bond financing, so long as the aggregate principal amount of all such financing for all Companies, when combined with Indebtedness permitted under subsection (b) hereof, shall not exceed Twenty Million Dollars ($20,000,000) at any time outstanding; and

(g) Permitted Mexican Subsidiary Loans and Investments.

Section 5.9. Liens.

(a) Negative Pledge. No Company shall create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.9 shall not apply to the following:

(i) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;

(ii) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to Borrower or a Guarantor of Payment;

(iv) any Lien granted to Agent, for the benefit of the Lenders;

(v) the Liens existing on the Closing Date as set forth in Schedule 5.9 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of debt secured thereby shall not be increased;

(vi) purchase money Liens on fixed assets securing the loans and Capitalized Lease Obligations pursuant to Section 5.8(b) or (f) hereof, provided that such Lien is limited to the purchase price and only attaches to the property being acquired; or

(vii) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any Company.

(b) State of Ohio 166 Loan Program. With respect to the loan (the “166 Loan”) obtained by Borrower (or a Subsidiary) from the State of Ohio’s 166 Loan Program and to be secured by the Soudronics Lazer weld line and equipment attached or ancillary thereto located at 5580 Wegman Drive, Valley City, Ohio, Agent and the Lenders agree that, so long as the 166 Loan is outstanding and the Lien of the State of Ohio is perfected, the Lien of the State of Ohio shall have priority over the Lien of Agent, for the benefit of the Lenders. In connection therewith, if further documentation of this subordination is requested by the State of Ohio, Agent shall execute such documentation necessary to evidence the subordination of the Lien of Agent to the Lien of the State of Ohio.

(c) Other Agreements. No Company shall enter into any contract or agreement (other than (i) a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets or (ii) any agreement with a restriction that is not enforceable under Section 9-406, 9-407 or 9-408 of the U.C.C.) that would prohibit Agent or the Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of such Company.

Section 5.10. Regulations T, U and X. No Company shall take any action that would result in any non-compliance of the Loans or Letters of Credit with Regulations T, U or X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.11. Investments, Loans and Guaranties. No Company shall (a) create, acquire or hold any Subsidiary, (b) make or hold any investment in any stocks, bonds or securities of any kind, (c) be or become a party to any joint venture or other partnership, (d) make or keep outstanding any advance or loan to any Person, or (e) be or become a Guarantor of any kind

(other than a Guarantor of Payment under the Loan Documents); provided that this Section 5.11 shall not apply to the following:

(i) any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii) any investment in direct obligations of the United States of America or in certificates of deposit issued by a member bank (having capital resources in excess of Five Hundred Million Dollars ($500,000,000)) of the Federal Reserve System;

(iii) any investment in commercial paper or securities that at the time of such investment is assigned the highest quality rating in accordance with the rating systems employed by either Moody’s or Standard & Poor’s;

(iv) the holding of each of the Subsidiaries listed on Schedule 6.1 hereto, and the creation, acquisition and holding of and any investment in any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement;

(v) loans to, investments by and guaranties of the Indebtedness of, a Company from or by a Company so long as each such Company is a Credit Party;

(vi) any money market account or similar account maintained with Agent or any Lender for overnight funds, but only so long as such account is subject to a Control Agreement;

(vii) any Permitted Mexican Subsidiary Loans and Investments;

(viii) investments in joint ventures (on a fifty percent (50%) ownership basis or less), so long as, at the time of such investment, the Leverage Ratio is less than 2.00 to 1.00; or

(ix) other investments, loans or guarantees (other than investments in, loans to or guaranties of Indebtedness of, a Mexican Subsidiary) not to exceed, in the aggregate, Ten Million Dollars ($10,000,000) at any time outstanding or existing.

Notwithstanding anything in this Section 5.11 to the contrary, no Company may, on or after the Closing Date, make an investment in or have outstanding any loan to VCS Properties or C&H Design, or any Subsidiary of either of these Companies, unless on the date of such investment or loan, the Company receiving such investment or loan is a Credit Party.

For purposes of this Section 5.11, the amount of any investment in equity interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment but shall take into account repayments, redemptions and return of capital.

Section 5.12. Merger and Sale of Assets. No Company shall merge, amalgamate or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) a Subsidiary may merge with (i) Borrower (provided that Borrower shall be the continuing or surviving Person) or (ii) any one or more Guarantors of Payment (provided that a Guarantor of Payment shall be the continuing or surviving Person);

(b) a Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to (i) Borrower or (ii) any Guarantor of Payment;

(c) a Foreign Subsidiary may merge or amalgamate with or sell, lease, transfer or otherwise dispose of any of its assets to any other Foreign Subsidiary;

(d) a Company may sell, lease, transfer or otherwise dispose of any assets that are obsolete or no longer useful in such Company’s business;

(e) Acquisitions may be effected in accordance with the provisions of Section 5.13 hereof;

(f) the Companies may sell, lease, transfer or otherwise dispose of any assets of VCS Properties and C&H Design; and (g) the Companies may sell, lease, transfer or otherwise dispose of assets to MTD, up to an aggregate amount for all Companies not to exceed Five Million Dollars ($5,000,000) during the Commitment Period.

Section 5.13. Acquisitions. No Company shall effect an Acquisition; provided that a Credit Party may effect an Acquisition so long as:

(a) in the case of a merger, amalgamation or other combination including Borrower, Borrower shall be the surviving entity;

(b) in the case of a merger, amalgamation or other combination including a Credit Party (other than Borrower), a Credit Party shall be the surviving entity;

(c) the business to be acquired shall be similar, or related to, or incidental to the lines of business of the Companies;

(d) the Companies shall be in full compliance with the Loan Documents both prior to and after giving effect to the transaction;

(e) no Default or Event of Default shall exist prior to or after giving effect to such Acquisition;

(f) Borrower shall have provided to Agent and the Lenders, at least twenty (20) days prior to such Acquisition, historical financial statements of the target entity and a pro forma financial statement of the Companies accompanied by a certificate of a Financial Officer showing pro forma compliance with Section 5.7 hereof, both before and after giving effect to the proposed Acquisition;

(g) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;

(h) the Revolving Credit Availability shall be no less than Fifteen Million Dollars ($15,000,000) after giving effect to such Acquisition; and

(i) the Leverage Ratio shall be less than 2.00 to 1.00 both before and after giving pro-forma effect to such Acquisition.

Section 5.14. Notice. Borrower shall cause a Financial Officer to promptly notify Agent and the Lenders, in writing:

(a) whenever a Default or Event of Default may occur hereunder or any representation or warranty made in Article VI hereof or elsewhere in this Agreement or in any Related Writing may for any reason cease in any material respect to be true and complete;

(b) Borrower learns of a litigation or proceeding against Borrower before a court, administrative agency or arbitrator that, if successful, might have a Material Adverse Effect; and

(c) Borrower learns that there has occurred or begun to exist any event, condition or thing that is reasonably likely to have a Material Adverse Effect.

Section 5.15. Restricted Payments. No Company shall make or commit itself to make any Restricted Payment at any time, except that, if no Default or Event of Default shall then exist or, after giving pro forma effect to such payment, thereafter shall begin to exist, the Companies may make Capital Distributions.

Section 5.16. Environmental Compliance. Each Company shall comply in all respects with any and all Environmental Laws including, without limitation, all Environmental Laws in jurisdictions in which such Company owns or operates a facility or site, arranges for disposal or treatment of hazardous substances, solid waste or other wastes, accepts for transport any hazardous substances, solid waste or other wastes or holds any interest in real property or otherwise. Borrower shall furnish to Agent and the Lenders, promptly after receipt thereof, a copy of any notice such Company may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against such Company, any real property in which such Company holds any interest or any past or present operation of such Company. No Company shall allow the release or disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which any Company holds any ownership interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 5.16, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise. Borrower shall defend, indemnify and hold Agent and the Lenders harmless against all costs, expenses, claims, damages, penalties and liabilities of every kind or nature whatsoever (including attorneys’ fees) arising out of or resulting from the noncompliance of any Company with any Environmental Law. Such indemnification shall survive any termination of this Agreement.

Section 5.17. Affiliate Transactions. No Company shall, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Company that is a Credit Party or a Foreign Subsidiary) on terms that shall be less favorable to such Company than those that might be obtained at the time in a transaction with a non-Affiliate; provided that the foregoing shall not prohibit the payment of customary and reasonable directors’ fees to directors who are not employees of a Company or an Affiliate; and further provided that the provisions of this Section 5.17 shall not apply with regard to the agreements with MTD (or shareholders of MTD) as identified on Schedule 5.17 hereof.

Section 5.18. Use of Proceeds. Borrower’s use of the proceeds of the Loans shall be for working capital, capital expenditures and other general corporate purposes of the Companies and for the refinancing of existing Indebtedness.

Section 5.19. Corporate Names and Locations of Collateral. No Company shall change its corporate name or its state, province or other jurisdiction of organization, unless, in each case, such Company shall have provided Agent and the Lenders with at least thirty (30) days prior written notice thereof. Borrower shall promptly notify Agent of (a) any change in any location where a material portion of any Credit Party’s Inventory or Equipment is maintained, and any new locations where any material portion of any Company’s Inventory or Equipment is to be maintained; (b) any change in the location of the office where any Company’s records pertaining to its Accounts are kept; (c) the location of any new places of business and the changing or closing of any of its existing places of business; and (d) any change in the location of any Company’s chief executive office. In the event of any of the foregoing or if deemed appropriate by Agent, Agent is hereby authorized to file new U.C.C. Financing Statements describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in Agent’s sole discretion, to perfect or continue perfected the security interest of Agent, for the benefit of the Lenders, in the Collateral. Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such U.C.C. Financing Statements and security interests and shall promptly reimburse Agent therefor if Agent pays the same. Such amounts shall be Related Expenses hereunder.

Section 5.20. Lease Rentals. The Companies shall not pay or commit themselves to pay lease rentals on Operating Leases, for all Companies, in excess of the aggregate amount of Twelve Million Dollars ($12,000,000) during any fiscal year of Borrower, commencing with the current fiscal year.

Section 5.21. Subsidiary Guaranties, Security Documents and Pledge of Stock or Other Ownership Interest.

(a) Guaranties and Security Documents. Each Domestic Subsidiary (that is not a Dormant Subsidiary) created, acquired or held subsequent to the Closing Date, shall immediately execute and deliver to Agent, for the benefit of the Lenders, a Guaranty of Payment of all of the Obligations and a Security Agreement and Mortgages, as appropriate, such agreements to be in form and substance acceptable to Agent, along with any such other supporting documentation, Security Documents, corporate governance and authorization documents, and an opinion of counsel as may be deemed necessary or advisable by Agent.

(b) Pledge of Stock or Other Ownership Interest. With respect to the creation or acquisition of a Subsidiary, Borrower shall deliver to Agent, for the benefit of the Lenders, all of the share certificates (or other evidence of equity) directly owned by a Credit Party pursuant to the terms of a Pledge Agreement executed by the appropriate Credit Party; provided that no Company shall be required to pledge more than sixty-five percent (65%) of the shares of voting capital stock or other voting equity interest of, or any variable shares of, a Foreign Subsidiary.

(c) Perfection or Registration of Interest in Foreign Shares. With respect to any foreign shares pledged to Agent, for the benefit of the Lenders, on or after the Closing Date, Agent shall at all times, in the discretion of Agent or the Required Lenders, have the right to perfect, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), its security interest in such shares in the respective foreign jurisdiction.

Section 5.22. Collateral. Borrower shall:

(a) at all reasonable times allow Agent and the Lenders by or through any of Agent’s officers, agents, employees, attorneys, or accountants to (i) examine, inspect, and make extracts from Borrower’s books and other records, including, without limitation, the tax returns of Borrower; (ii) arrange for verification of Borrower’s Accounts, under reasonable procedures, directly with Account Debtors or by other methods; and (iii) examine and inspect Borrower’s Inventory and Equipment, wherever located;

(b) promptly furnish to Agent or any Lender upon request (i) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower’s Accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (ii) any other writings and information as Agent or such Lender may request;

(c) notify Agent in writing promptly upon the creation of any Accounts with respect to which the Account Debtor is the United States of America or any other Governmental Authority, or any business that is located in a foreign country;

(d) (i) with respect to any Deposit Account of a Company that is not subject to a Control Agreement in favor of Agent, for the benefit of the Lenders, close such account on or before October 31, 2008, and (ii) notify Agent in writing promptly upon the creation by any Company of a Deposit Account not listed on Schedule 6.19 hereto and provide for the execution of a Control Agreement with respect thereto, if required by Agent or the Required Lenders;

(e) promptly notify Agent in writing whenever the Inventory of a Company, valued in excess of Five Million Dollars ($5,000,000), is located at a location of a third party (other than another Company) that is not listed on Schedule 6.9 hereto cause to be executed any Bailee’s Waiver, Processor’s Waiver or similar document or notice that may be required by Agent or the Required Lenders;

(f) promptly notify Agent and the Lenders in writing of any information that Borrower has or may receive with respect to the Collateral or the Real Property that might reasonably be determined to materially and adversely affect the value thereof or the rights of Agent and the Lenders with respect thereto;

(g) maintain Borrower’s Equipment in good operating condition and repair, ordinary wear and tear excepted, making all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved;

(h) deliver to Agent, to hold as security for the Secured Obligations, within ten Business Days after the written request of Agent, all certificated Investment Property owned by a Credit Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent, or in the event such Investment Property is in the possession of a securities intermediary or credited to a securities account, execute with the related securities intermediary an investment property control agreement over such securities account in favor of Agent, for the benefit of the Lenders, in form and substance satisfactory to Agent;

(i) provide to Agent, on a quarterly basis (as necessary), a list of any patents, trademarks or copyrights that have been federally registered during such quarter; and

(j) upon request of Agent, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as Agent may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to Agent and the Lenders their respective rights hereunder and in or to the Collateral and the Real Property.

Borrower hereby authorizes Agent, on behalf of the Lenders, to file U.C.C. Financing Statements with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the Inventory or Equipment of Borrower, Borrower shall, upon request of Agent, (i) execute and deliver to Agent a short form security agreement, in form and substance satisfactory to Agent, and (ii) deliver such certificate or application to Agent and cause the interest of Agent, for the benefit of the Lenders, to be properly noted thereon. Borrower hereby authorizes Agent or Agent’s designated agent (but without obligation by Agent to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Default or

Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Agent and the Lenders for any and all Related Expenses. If Borrower fails to keep and maintain its Equipment in good operating condition, ordinary wear and tear excepted, Agent may (but shall not be required to) so maintain or repair all or any part of Borrower’s Equipment and the cost thereof shall be a Related Expense. All Related Expenses are payable to Agent upon demand therefor; Agent may, at its option, debit Related Expenses directly to any deposit account of a Company located at Agent or the Revolving Loans.

Section 5.23. Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. Borrower shall provide Agent with prompt written notice with respect to any real or personal property acquired (other than in the ordinary course of business and excluding Accounts, Inventory, Equipment and General Intangibles and other property acquired in the ordinary course of business) by any Company subsequent to the Closing Date. In addition to any other right that Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of Agent, whenever made, Borrower shall, and shall cause each Guarantor of Payment to, grant to Agent, for the benefit of the Lenders, as additional security for the Secured Obligations, a first Lien on any real or personal property of Borrower and each Guarantor of Payment (other than for leased equipment or equipment subject to a purchase money security interest in which the lessor or purchase money lender of such equipment holds a first priority security interest, in which case, Agent shall have the right to obtain a security interest junior only to such lessor or purchase money lender), including, without limitation, such property acquired subsequent to the Closing Date, in which Agent does not have a first priority Lien. Borrower agrees that, within ten days after the date of such written request, to secure all of the Secured Obligations by delivering to Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as Agent may require. Borrower shall pay all recordation, legal and other expenses in connection therewith.

Section 5.24. Restrictive Agreements. Except as set forth in this Agreement, Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business and consistent with past practices, or (iii) customary restrictions in security agreements or mortgages securing Indebtedness, or capital leases, of a Company to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease.

Section 5.25. Other Covenants and Provisions. In the event that any Company shall enter into, or shall have entered into, any Material Indebtedness Agreement (other than the Mexican Leases), wherein the covenants and agreements contained therein shall be more restrictive than the covenants and agreements set forth herein, then the Companies shall be bound hereunder by such more restrictive covenants and agreements with the same force and effect as if such covenants and agreements were written herein.

Section 5.26. Fiscal Year of Borrower. Borrower shall not change the date of its fiscal year-end without the prior written consent of Agent and the Required Lenders. As of the Closing Date, the fiscal year end of Borrower is October 31 of each year.

Section 5.27. Amendment of Organizational Documents. Without the prior written consent of Agent, no Company shall (a) amend its Organizational Documents in any manner adverse to the Lenders, or (b) amend its Organizational Documents to change its name or state, province or other jurisdiction of organization.

Section 5.28. Interest Rate Protection. Upon the request of Agent and the Required Lenders, Borrower shall obtain Interest Rate Protection with respect to Borrower’s Indebtedness in such amounts as shall be determined by Agent and the Required Lenders.

Section 5.29. Further Assurances. Borrower shall, promptly upon request by Agent, or the Required Lenders through Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, certificates, assurances and other instruments related to the Collateral as Agent, or the Required Lenders through Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1. Corporate Existence; Subsidiaries; Foreign Qualification. Each Company is duly organized, validly existing, and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions set forth opposite its name on Schedule 6.1 hereto, which are all of the states or jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify would not reasonably be expected to have a Material Adverse Effect. Schedule 6.1 hereto sets forth, as of the Closing Date, each Subsidiary of Borrower (and whether such Subsidiary is an Immaterial Subsidiary), its state (or jurisdiction) of formation, its relationship to Borrower, including the percentage of each class of stock or other equity interest owned by a Company, each Person that owns the stock or other equity interest of each Company, the location of its chief executive office and its principal place of business. Borrower, directly or indirectly, owns all of the equity interests of each of its Subsidiaries (excluding directors’ qualifying shares and, in the case of Foreign Subsidiaries, other nominal amounts of shares held by a Person other than a Company).

Section 6.2. Corporate Authority. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. The Loan Documents to which each Credit Party is a party have been duly authorized and approved by such Credit Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 5.9 hereof) upon any assets or property of any Company under the provisions of, such Company’s Organizational Documents or any material agreement.

Section 6.3. Compliance with Laws and Contracts. Each Company:

(a) holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto;

(b) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices;

(c) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound;

(d) has ensured that no Person who owns a controlling interest in a Company or otherwise controls a Company (other than Borrower) and no executive officer or director of Borrower is (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar lists maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (ii) a Person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar executive orders;

(e) is in compliance with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations; and

(f) is in compliance with the Patriot Act.

Section 6.4. Litigation and Administrative Proceedings. Except as disclosed on Schedule 6.4 hereto, there are (a) no lawsuits, actions, investigations, examinations or other proceedings pending or threatened against any Company, or in respect of which any Company may have any liability, in any court or before or by any Governmental Authority, arbitration board, or other tribunal, (b) no orders, writs, injunctions, judgments, or decrees of any court or Governmental Authority to which any Company is a party or by which the property or assets of any Company are bound, and (c) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of any Company, or threats of work stoppage, strike, or pending demands for collective bargaining.

Section 6.5. Title to Assets. Each Company has good title to and ownership of all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 5.9 hereof. As of the Closing Date, the Companies own the real property listed on Schedule 6.5 hereto.

Section 6.6. Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 5.9 hereof, (a) there is and will be no U.C.C. Financing Statement or similar notice of Lien outstanding covering any personal property of any Company; (b) there is and will be no mortgage outstanding covering any real property of any Company; and (c) no real or personal property of any Company is subject to any Lien of any kind. Agent, for the benefit of the Lenders, upon the filing of the U.C.C. Financing Statements and taking such other actions necessary to perfect its Lien against Collateral of the corresponding type as authorized hereunder will have a valid and enforceable first Lien on the Collateral to the extent such Lien may be perfected by the filing of a U.C.C. Financing Statement. No Company has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or after the Closing Date that would prohibit Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Company.

Section 6.7. Tax Returns. All federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Company is adequate for all years not closed by applicable statutes and for the current fiscal year.

Section 6.8. Environmental Laws. Each Company is in compliance with all Environmental Laws, including, without limitation, all Environmental Laws in all jurisdictions in which any Company owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of each Company, threatened, against any Company, any real property in which any Company holds or has held an interest or any past or present operation of any Company. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred (other than those that are currently being remediated in accordance with Environmental Laws), on, under or to any real property in which any Company holds any interest or performs any of its operations, in violation of any Environmental Law. As used in this Section 6.8, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.

Section 6.9. Locations. As of the Closing Date, the Companies have places of business or maintain their Accounts, Inventory and Equipment at the locations (including third party locations) set forth on Schedule 6.9 hereto, and each Company’s chief executive office is set forth on Schedule 6.9 hereto. Schedule 6.9 hereto further specifies whether each location, as of the Closing Date, (a) is owned by the Companies, or (b) is leased by a Company from a third party, and, if leased by a Company from a third party, if a Landlord’s Waiver has been requested. As of the Closing Date, Schedule 6.9 hereto correctly identifies the name and address of each third party location where a material portion of the assets of the Companies are located.

Section 6.10. Continued Business. There exists no actual, pending, or, to Borrower’s knowledge, any threatened termination, cancellation or limitation of, or any modification or change in the business relationship of any Company and any customer or supplier, or any group of customers or suppliers, whose purchases or supplies, individually or in the aggregate, are material to the business of any Company, and there exists no present condition or state of facts or circumstances that would have a Material Adverse Effect or prevent a Company from conducting such business or the transactions contemplated by this Agreement in substantially the same manner in which it was previously conducted.

Section 6.11. Employee Benefits Plans. Schedule 6.11 hereto identifies each ERISA Plan as of the Closing Date. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts that a Controlled Group member is required, under applicable law or under the governing documents, to have paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded under ERISA based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. Except for anticipated changes that may occur due to the Pension Protection Act, no changes have occurred or are expected to occur that would cause a material increase in the cost of providing benefits under the ERISA Plan. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a), (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a); (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely); (c) except for the cash balance ERISA Plan which has applied for a favorable determination and which determination has not yet been received, the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired; (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”; and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972. With respect to any Pension Plan, the “accumulated benefit obligation” of Controlled Group members with respect to the Pension Plan (as determined in accordance with Statement of Accounting Standards No. 87, “Employers’ Accounting for Pensions”) does not exceed the fair market value of Pension Plan assets.

Section 6.12. Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Company in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed.

Section 6.13. Solvency. Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that Borrower has incurred to Agent and the Lenders. Borrower is not insolvent as defined in any applicable state, federal or relevant foreign statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will be an unreasonably small amount of capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.14. Financial Statements. The October 31, 2007 Consolidated financial statements of Borrower, and the unaudited Consolidated financial statements of Borrower for the fiscal quarter ended April 30, 2008, furnished to Agent and the Lenders, are true and complete in all material respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending. Since the dates of such statements, there has been no material adverse change in any Company’s financial condition, properties or business or any change in any Company’s accounting procedures.

Section 6.15. Regulations. No Company is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) or Letter of Credit nor the use of the proceeds of any Loan or Letter of Credit will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of such Board of Governors.

Section 6.16. Material Agreements. Except as disclosed on Schedule 6.16 hereto, as of the Closing Date, no Company is a party to any (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement involving the purchase or sale of any inventory by it, or the license of any right to or by it; (d) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Securities Exchange Act of 1934, as amended) other than a Company; (e) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (f) collective bargaining agreement; or (g) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (g), above, if violated, breached, or terminated for any reason, would have or would be reasonably expected to have a Material Adverse Effect.

Section 6.17. Intellectual Property. Each Company owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights and licenses, and rights with respect to the foregoing, necessary for the conduct of its business without any known conflict with the rights of others. Schedule 6.17 hereto sets forth all patents, trademarks, copyrights, service marks and license agreements owned by each Company as of the Closing Date.

Section 6.18. Insurance. Each Company maintains with financially sound and reputable insurers insurance with coverage and limits as required by law and as is customary with Persons engaged in the same businesses as the Companies. Schedule 6.18 hereto sets forth all insurance carried by the Companies on the Closing Date, setting forth in detail the amount and type of such insurance.

Section 6.19. Deposit Accounts. Schedule 6.19 hereto lists all banks and other financial institutions at which any Company maintains deposit or other accounts as of the Closing Date, and Schedule 6.19 hereto correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

Section 6.20. Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or in the Loan Documents not misleading. After due inquiry by Borrower, there is no known fact that any Company has not disclosed to Agent and the Lenders that has or is likely to have a Material Adverse Effect.

Section 6.21. Investment Company; Other Restrictions. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.22. Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist immediately after the execution and delivery hereof.

ARTICLE VII. SECURITY

Section 7.1. Security Interest in Collateral. In consideration of and as security for the full and complete payment of all of the Secured Obligations, Borrower hereby grants to Agent, for the benefit of the Lenders, a security interest in the Collateral.

Section 7.2. Collections and Receipt of Proceeds by Borrower.

(a) Prior to the exercise by Agent and the Required Lenders of their rights under Article IX hereof, both (i) the lawful collection and enforcement of all of Borrower’s Accounts,

and (ii) the lawful receipt and retention by Borrower of all Proceeds of all of Borrower’s Accounts and Inventory shall be as agent of Agent and the Lenders.

(b) Upon written notice to Borrower from Agent after the occurrence and during the continuance of an Event of Default, a Cash Collateral Account shall be opened by Borrower at the main office of Agent (or such other office as shall be designated by Agent) and all such lawful collections of Borrower’s Accounts and such Proceeds of Borrower’s Accounts and Inventory shall be remitted daily by Borrower to Agent in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Agent, appropriately endorsed for deposit in the Cash Collateral Account. In the event that such notice is given to Borrower from Agent, Borrower shall not commingle such collections or Proceeds with any of Borrower’s other funds or property, but shall hold such collections and Proceeds separate and apart therefrom upon an express trust for Agent, for the benefit of the Lenders. In such case, Agent may, in its sole discretion, and shall, at the request of the Required Lenders, at any time and from time to time after the occurrence and during the continuance of an Event of Default, apply all or any portion of the account balance in the Cash Collateral Account as a credit against (i) the outstanding principal or interest of the Loans, or (ii) any other Secured Obligations in accordance with this Agreement. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Agent on its warranties of collection, Agent may charge the amount of such item against the Cash Collateral Account or any other Deposit Account maintained by Borrower with Agent or with any other Lender, and, in any event, retain the same and Borrower’s interest therein as additional security for the Secured Obligations. Agent may, in its sole discretion, at any time and from time to time, release funds from the Cash Collateral Account to Borrower for use in Borrower’s business. The balance in the Cash Collateral Account may be withdrawn by Borrower upon termination of this Agreement and payment in full of all of the Secured Obligations.

(c) After the occurrence and during the continuance of an Event of Default, at Agent’s written request, Borrower shall cause all remittances representing collections and Proceeds of Collateral to be mailed to a lockbox at a location acceptable to Agent to which Agent shall have access for the processing of such items in accordance with the provisions, terms and conditions of the customary lockbox agreement of Agent.

(d) Agent, or Agent’s designated agent, is hereby constituted and appointed attorney-in-fact for Borrower with authority and power to endorse, after the occurrence and during the continuance of an Event of Default, any and all instruments, documents, and chattel paper upon the failure of Borrower to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all of the Secured Obligations are paid, (ii) exercisable by Agent at any time and without any request upon Borrower by Agent to so endorse, and (iii) exercisable in the name of Agent or Borrower. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Neither Agent nor the Lenders shall be bound or obligated to take any action to preserve any rights therein against prior parties thereto.

Section 7.3. Collections and Receipt of Proceeds by Agent. Borrower hereby constitutes and appoints Agent, or Agent’s designated agent, as Borrower’s attorney-in-fact to exercise, at any time, after the occurrence and during the continuance of an Event of Default, all or any of the following powers which, being coupled with an interest, shall be irrevocable until the complete and full payment of all of the Secured Obligations:

(a) to receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in the name of Agent or Borrower, any and all of Borrower’s cash, instruments, chattel paper, documents, Proceeds of Accounts, Proceeds of Inventory, collection of Accounts, and any other writings relating to any of the Collateral. Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof. Agent shall not be bound or obligated to take any action to preserve any rights therein against prior parties thereto;

(b) to transmit to Account Debtors, on any or all of Borrower’s Accounts, notice of assignment to Agent, for the benefit of the Lenders, thereof and the security interest therein, and to request from such Account Debtors at any time, in the name of Agent or Borrower, information concerning Borrower’s Accounts and the amounts owing thereon;

(c) to transmit to purchasers of any or all of Borrower’s Inventory, notice of Agent’s security interest therein, and to request from such purchasers at any time, in the name of Agent or Borrower, information concerning Borrower’s Inventory and the amounts owing thereon by such purchasers;

(d) to notify and require Account Debtors on Borrower’s Accounts and purchasers of Borrower’s Inventory to make payment of their indebtedness directly to Agent;

(e) to take or bring, in the name of Agent or Borrower, all steps, actions, suits, or proceedings deemed by Agent necessary or desirable to effect the receipt, enforcement, and collection of the Collateral; and

(f) to accept all collections in any form relating to the Collateral, including remittances that may reflect deductions, and to deposit the same, into Borrower’s Cash Collateral Account or, at the option of Agent, to apply them as a payment against the Loans or any other Obligations in accordance with this Agreement.

Section 7.4. Use of Inventory and Equipment. Until the exercise by Agent and the Required Lenders of their rights under Article IX hereof, Borrower may (a) retain possession of and use its Inventory and Equipment in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon; (b) sell or lease its Inventory in the ordinary course of business; and (c) use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower’s business.

ARTICLE VIII. EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 8.1. Payments. If (a) the interest on any Loan, any commitment or other fee, or any other Obligation not listed in subpart (b) hereof, shall not be paid in full when due and payable or within three Business Days thereafter, or (b) the principal of any Loan or any obligation under any Letter of Credit shall not be paid in full when due and payable.

Section 8.2. Special Covenants. If any Company shall fail or omit to perform and observe Section 5.7, 5.8, 5.9, 5.11, 5.12, 5.13, 5.15, 5.17, 5.20 or 5.25 hereof.

Section 8.3. Other Covenants. If any Company shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 8.1 or 8.2 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s part to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the earlier of (a) any Financial Officer of such Company becomes aware of the occurrence thereof, or (b) the giving of written notice thereof to Borrower by Agent or the Required Lenders that the specified Default is to be remedied.

Section 8.4. Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company to Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous in any material respect.

Section 8.5. Cross Default. If any Company shall default in the payment of principal or interest due and owing under any Material Indebtedness Agreement beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 8.6. ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company.

Section 8.7. Change in Control. If any Change in Control shall occur.

Section 8.8. Judgments. There is entered against any Company (a) a final judgment or order for the payment of money by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies, shall exceed Five Million Dollars ($5,000,000) (less any amount that will be covered by the proceeds of insurance and is not subject to dispute by the insurance provider); or (b) any one or more non-monetary final judgments that are not covered by insurance, or, if covered by insurance, for which the insurance company has not agreed to or acknowledged coverage, and that, in either case, the Required Lenders reasonably determine have, or could be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by the prevailing party or any creditor upon such judgment or order, or (ii) there is a period of three consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.

Section 8.9. Material Adverse Change. There shall have occurred any condition or event that Agent or the Required Lenders determine has or is reasonably likely to have a Material Adverse Effect.

Section 8.10. Security. If any Lien granted in this Agreement or any other Loan Document in favor of Agent, for the benefit of the Lenders, shall be determined to be (a) void, voidable or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and Borrower has failed to promptly execute appropriate documents to correct such matters, or (b) unperfected as to any material amount of Collateral (as determined by Agent, in its reasonable discretion).

Section 8.11. Validity of Loan Documents. If (a) any material provision, in the sole opinion of Agent, of any Loan Document shall at any time cease to be valid, binding and enforceable against any Credit Party; (b) the validity, binding effect or enforceability of any Loan Document against any Credit Party shall be contested by any Credit Party; (c) any Credit Party shall deny that it has any or further liability or obligation under any Loan Document; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 8.12. Solvency of MTD. If MTD Holdings or any of its subsidiaries (other than a Company) representing in excess of five percent (5%) of the consolidated total assets, or generating in excess of five percent (5%) of the consolidated total revenue, of MTD Holdings and its subsidiaries shall (a) make a general assignment for the benefit of creditors, (b) apply for or consent to the appointment of an interim receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Person, or (c) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition, or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors.

Section 8.13. Solvency of Certain Companies. If any Company (other than an Immaterial Subsidiary or a Company described in Section 8.14 hereof) shall engage in or permit to occur (whether voluntarily or involuntarily) any of the activities set forth in Section 8.14 hereof.

Section 8.14. Solvency of Certain Other Companies. If Borrower or any Company representing in excess of five percent (5%) of the Consolidated total assets, or generating in excess of five percent (5%) of the Consolidated total revenue, of Borrower and its Subsidiaries shall (a) except as permitted pursuant to Section 5.12 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee, liquidator, agent or other similar official of all or a substantial part of its assets or of such Company, (e) be adjudicated a debtor or insolvent or have entered against it an order for relief under Title 11 of the United States Code, or under any other bankruptcy insolvency, liquidation, winding-up, corporate or similar statute or law, foreign, federal state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (f) file a voluntary petition in bankruptcy, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition, an answer, or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, (h) have an administrative receiver appointed over the whole or substantially the whole of its assets, or of such Company, (i) take, or omit to take, any action in order thereby to effect any of the foregoing, (j) have assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (k) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction.

ARTICLE IX. REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or inference herein or elsewhere:

Section 9.1. Optional Defaults. If any Event of Default referred to in Section 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12 or 8.13 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the written request of the Required Lenders, give written notice to Borrower to:

(a) terminate the Commitment, if not previously terminated, and, immediately upon such election, the obligations of the Lenders, and each thereof, to make any further Loan, and the obligation of the Fronting Lenders to issue any Letter of Credit, immediately shall be terminated; and/or

(b) accelerate the maturity of all of the Obligations (if the Obligations are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 9.2. Automatic Defaults. If any Event of Default referred to in Section 8.14 hereof shall occur:

(a) all of the Commitment shall automatically and immediately terminate, if not previously terminated, and no Lender thereafter shall be under any obligation to grant any further Loan, nor shall the Fronting Lenders be obligated to issue any Letter of Credit; and

(b) the principal of and interest then outstanding on all of the Loans, and all of the other Obligations, shall thereupon become and thereafter be immediately due and payable in full (if the Obligations are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 9.3. Letters of Credit. If the maturity of the Obligations shall be accelerated pursuant to Section 9.1 or 9.2 hereof, Borrower shall immediately deposit with Agent, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit, cash equal to the sum of the aggregate undrawn balance of any then outstanding Letters of Credit. Agent and the Lenders are hereby authorized, at their option, to deduct any and all such amounts from any deposit balances then owing by any Lender (or any affiliate of such Lender, wherever located) to or for the credit or account of any Company, as security for the obligations of Borrower and any Guarantor of Payment to reimburse Agent and the Lenders for any then outstanding Letters of Credit.

Section 9.4. Offsets. If there shall occur or exist any Event of Default referred to in Section 8.14 hereof or if the maturity of the Obligations is accelerated pursuant to Section 9.1 or 9.2 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all of the Obligations then owing by Borrower or a Guarantor of Payment to such Lender (including, without limitation, any participation purchased or to be purchased pursuant to Sections 2.2(b), 2.2(c) or 9.5 hereof), whether or not the same shall then have matured, any and all deposit (general or special) balances and all other indebtedness then held or owing by such Lender (including, without limitation, by branches and agencies or any affiliate of such Lender, wherever located) to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower.

Section 9.5. Equalization Provisions. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the

Obligations (except as to Swing Loans and Letters of Credit prior to Agent’s giving of notice to participate and except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Obligations as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any Indebtedness owing by Borrower pursuant to this Agreement (whether by voluntary payment, by realization upon security, by reason of offset of any deposit or other indebtedness, by counterclaim or cross-action, by the enforcement of any right under any Loan Document, or otherwise), it will apply such payment first to any and all Obligations owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section 9.5 or any other section of this Agreement). Each Credit Party agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section 9.5 may exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 9.6. Collateral. Agent and the Lenders shall at all times have the rights and remedies of a secured party under the U.C.C., in addition to the rights and remedies of a secured party provided elsewhere within this Agreement, in any other Related Writing executed by Borrower or otherwise provided in law or equity. Upon the occurrence and during the continuance of an Event of Default and at all times thereafter, Agent may require (and shall require, at the direction of the Required Lenders) Borrower to assemble the Collateral, which Borrower agrees to do, and make it available to Agent and the Lenders at a reasonably convenient place to be designated by Agent. Agent may, with or without notice to or demand upon Borrower and with or without the aid of legal process, make use of such force as may be necessary to enter any premises where the Collateral, or any thereof, may be found and to take possession thereof (including anything found in or on the Collateral that is not specifically described in this Agreement, each of which findings shall be considered to be an accession to and a part of the Collateral) and for that purpose may pursue the Collateral wherever the same may be found, without liability for trespass or damage caused thereby to Borrower. After any delivery or taking of possession of the Collateral, or any thereof, pursuant to this Agreement, then, with or without resort to Borrower personally or any other Person or property, all of which Borrower hereby waives, and upon such terms and in such manner as Agent may deem advisable, Agent, in its discretion, may (and shall, at the direction of the Required Lenders) sell, assign, transfer and deliver any of the Collateral at any time, or from time to time. No prior notice need be given to Borrower or to any other Person in the case of any sale of Collateral that Agent determines to be perishable or to be declining speedily in value or that is customarily sold in any recognized market, but in any other case Agent shall give Borrower not fewer than ten days prior notice of either the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. Borrower waives advertisement of any such sale and (except to the extent specifically required by the preceding sentence) waives notice of any kind in respect of any such sale. At any such public sale, Agent or the Lenders may purchase the Collateral, or any part thereof, free from any right of redemption, all of which rights Borrower hereby waives and releases. After deducting all Related Expenses, and after paying all claims, if any, secured by Liens having precedence over this Agreement, Agent may (and shall, at the direction of the Required Lenders) apply the net proceeds of each such sale to or toward the payment of the Obligations, whether or not then due, in such order and by such division as Agent, in its sole discretion, may deem advisable. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency. In addition, Agent and the Required Lenders shall at all times have the right to obtain new appraisals of Borrower or the Collateral, the reasonable cost of which shall be paid by Borrower.

Section 9.7. Other Remedies. The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Lenders may be entitled. Agent shall exercise the rights under this Article IX and all other collection efforts on behalf of the Lenders and no Lender shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.

Section 9.8. Application of Proceeds.

(a) Payments Prior to Exercise of Remedies. Prior to the exercise by Agent, on behalf of the Lenders, of remedies under this Agreement or the other Loan Documents, all monies received by Agent in connection with the Revolving Credit Commitment shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, to the Loans and Letters of Credit, as appropriate; provided that Agent shall have the right at all times to apply any payment received from Borrower first to the payment of all obligations (to the extent not paid by Borrower) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses.

(b) Payments Subsequent to Exercise of Remedies. After the exercise by Agent or the Required Lenders of remedies under this Agreement or the other Loan Documents, all monies received by Agent shall be applied, unless otherwise required by the terms of the other Loan Documents or by applicable law, as follows:

(i) first, to the payment of all obligations (to the extent not paid by Borrower) incurred by Agent pursuant to Section 11.5 hereof and to the payment of Related Expenses;

(ii) second, to the payment pro rata of (A) interest then accrued and payable on the outstanding Loans, (B) any fees then accrued and payable to Agent, and (C) any fees then accrued and payable to any Fronting Lender or the holders of the Letter of Credit Commitment in respect of the Letter of Credit Exposure;

(iii) third, for payment of (A) principal outstanding on the Loans and the Letter of Credit Exposure, on a pro rata basis to the Lenders, based upon each such Lender’s Commitment Percentage, provided that the amounts payable in respect of the Letter of Credit Exposure shall be held and applied by Agent as security for the reimbursement obligations in respect thereof, and, if any Letter of Credit shall expire without being drawn, then the amount with respect to such Letter of Credit shall be distributed to the Lenders, on a pro rata basis in accordance with this subsection (iii), (B) the Indebtedness under any Hedge Agreement with a Lender, such amount to be based upon the net termination obligation of Borrower under such Hedge Agreement, and (C) the Bank Product Obligations owing to Lenders under Bank Product Agreements; with such payment to be pro rata among (A), (B) and (C) of this subsection (iii); and

(iv) finally, any remaining surplus after all of the Secured Obligations have been paid in full, to Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE X. THE AGENT

The Lenders authorize National City Bank and National City Bank hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 10.1. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, including, without limitation, to execute and deliver the Intercreditor Agreement on behalf of the Lenders. Neither Agent nor any of its affiliates, directors, officers, attorneys or employees shall (a) be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction), or be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of this Agreement or any other Loan Documents, (b) be under any obligation to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of Borrower or any other Company, or the financial condition of Borrower or any other Company, or (c) be liable to any of the Companies for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or Letters of Credit or any of the Loan Documents. Each Lender, by becoming a party to this Agreement, agrees to be bound by and subject to the terms and conditions of the Intercreditor Agreement as if it were an original party thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 10.2. Note Holders. Agent may treat the payee of any Note as the holder thereof (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) until written notice of transfer shall have been filed with Agent, signed by such payee and in form satisfactory to Agent.

Section 10.3. Consultation With Counsel. Agent may consult with legal counsel selected by Agent and shall not be liable for any action taken or suffered in good faith by Agent in accordance with the opinion of such counsel.

Section 10.4. Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Document or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 10.5. Agent and Affiliates. National City Bank and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Companies and Affiliates as though National City Bank were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, National City Bank or its affiliates may receive information regarding any Company or any Affiliate (including information that may be subject to confidentiality obligations in favor of such Company or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to other Lenders. With respect to Loans and Letters of Credit (if any), National City Bank and its affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though National City Bank were not Agent, and the terms “Lender” and “Lenders” include National City Bank and its affiliates, to the extent applicable, in their individual capacities.

Section 10.6. Knowledge of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, in its discretion, for the protection of the interests of the holders of the Obligations.

Section 10.7. Action by Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 10.6 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

Section 10.8. Release of Collateral or Guarantor of Payment. In the event of a transfer of assets permitted by Section 5.12 hereof (or otherwise permitted pursuant to this Agreement) where the proceeds of such transfer are applied in accordance with the terms of this Agreement to the extent required to be so applied, Agent, at the request and expense of Borrower, is hereby authorized by the Lenders to (a) release such Collateral from this Agreement, (b) release a Guarantor of Payment in connection with such permitted transfer, and (c) duly assign, transfer and deliver to the affected Company (without recourse and without any representation or warranty) such Collateral as is then (or has been) so transferred or released and as may be in possession of Agent and has not theretofore been released pursuant to this Agreement.

Section 10.9. Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction.

Section 10.10. Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by Agent with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses) or disbursements resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction, or from any action taken or omitted by Agent in any capacity other than as agent under this Agreement, the Intercreditor Agreement or any other Loan Document. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.10. The undertaking in this Section 10.10 shall survive repayment of the Loans, cancellation of the Notes, if any, expiration or termination of the Letters of Credit, termination of the Commitment, any foreclosure under, or modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the agent.

Section 10.11. Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. If no successor agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” means such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement. After any retiring Agent’s resignation as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

Section 10.12. Fronting Lender. Each Fronting Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by such Fronting Lender and the documents associated therewith. Each Fronting Lender shall have all of the benefits and immunities (a) provided to Agent in Article IX hereof with respect to any acts taken or omissions suffered by each Fronting Lender in connection with the Letters of Credit and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in Article IX hereof, included such Fronting Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to such Fronting Lender.

Section 10.13. Swing Line Lender. The Swing Line Lender shall act on behalf of the Lenders with respect to any Swing Loans. The Swing Line Lender shall have all of the benefits and immunities (a) provided to Agent in Article X hereof with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with the Swing Loans as fully as if the term “Agent”, as used in Article X hereof, included the Swing Line Lender with respect to such acts or omissions, and (b) as additionally provided in this Agreement with respect to the Swing Line Lender.

Section 10.14. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, (a) Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent) allowed in such judicial proceedings, and (ii) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.15. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on Agent to carry out such Lender’s or its affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti terrorism law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other laws.

Section 10.16. Co-Lead Arranger. The PrivateBank and Trust Company, as Co-Lead Arranger shall be entitled to the same indemnifications with respect to Borrower and the other Lenders that Agent would have were it performing the duties that The PrivateBank and Trust Company performs from time to time as Co-Lead Arranger.

Section 10.17. Other Agents. Agent shall have the continuing right from time to time to designate one or more Lenders (or its or their affiliates as “syndication agent”, “documentation agent”, “book runner”, “lead arranger”, “arrangers” or other designations for purposes hereof, but (a) any such designation shall have no substantive effect, and (b) any such Lender and its affiliates shall have no additional powers, duties or responsibilities as a result thereof.

ARTICLE XI. MISCELLANEOUS

Section 11.1. Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the first Credit Event hereunder or at any time or times thereafter. Each Lender further represents that it has reviewed each of the Loan Documents, including, but not limited to, the Intercreditor Agreement.

Section 11.2. No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note (or, if there is no Note, the holder of the interest as reflected on the books and records of Agent) in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held under any of the Loan Documents or by operation of law, by contract or otherwise.

Section 11.3. Amendments, Waivers and Consents.

(a) General Rule. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Exceptions to the General Rule. Anything herein to the contrary notwithstanding, unanimous consent of the Lenders shall be required with respect to (i) any increase in the Commitment hereunder (except as specified in Section 2.9(b) hereof), (ii) the extension of maturity of the Loans, the payment date of interest or scheduled principal thereunder, or the payment date of commitment or other fees payable hereunder, (iii) any reduction in the stated rate of interest on the Loans (provided that the institution of the Default Rate and a subsequent removal of the Default Rate shall not constitute a decrease in interest rate pursuant to this Section 11.3), or in any amount of interest or scheduled principal due on any Loan, or any reduction in the stated rate of commitment fees payable hereunder or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder, (iv) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement, (v) the release of any Guarantor of Payment with assets in excess of Five Million Dollars ($5,000,000) except in connection with a merger or sale of assets permitted pursuant to Section 5.12 hereof, (vi) the release of all or substantially all of the collateral securing the Secured Obligations, or (vii) any amendment to this Section 11.3 or Section 9.5 or 9.8 hereof.

(c) Provisions Relating to Special Rights and Duties. No provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent. No provision of this Agreement relating to the rights or duties of a Fronting Lender in its capacity as such shall be amended, modified or waived without the consent of such Fronting Lender. No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

(d) Replacement of Non-Consenting Lender or Insolvent Lender. If, in connection with any proposed amendment, waiver or consent hereunder, (i) the consent of all Lenders is required, but only the consent of Required Lenders is obtained, or (ii) the consent of Required Lenders is required, but the consent of Lenders holding fifty-one percent (51%) or more is not obtained (any Lender withholding consent as described in subsection (a) and (b) hereof being referred to as a “Non-Consenting Lender”), then, so long as Agent is not the Non-Consenting Lender, Agent may, at the sole expense of Borrower, upon notice to such Non-Consenting Lender and Borrower, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.10 hereof) all of its interests, rights and obligations under this Agreement to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from such Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts, including any breakage compensation under Article III hereof). To the extent that a Lender is insolvent and unable to meet its funding obligations as set forth in this Agreement, Agent shall, at the request of Borrower and upon notice to such Lender, require such Lender to assign and delegate all of its interests, rights and obligations under this Agreement as if such Lender were a Non-Consenting Lender.

(e) Generally. Notice of amendments, waivers or consents ratified by the Lenders hereunder shall be forwarded by Agent to all of the Lenders. Each Lender or other holder of a Note, or if there is no Note, the holder of the interest as reflected on the books and records of Agent (or interest in any Loan or Letter of Credit) shall be bound by any amendment, waiver or consent obtained as authorized by this Section 11.3, regardless of its failure to agree thereto.

Section 11.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when hand delivered, delivered by overnight courier or two Business Days after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt (if received during a Business Day, otherwise the following Business Day), except that notices from Borrower to Agent or the Lenders pursuant to any of the provisions hereof shall not be effective until received by Agent or the Lenders, as the case may be. For purposes of Article II hereof, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized

Officer of Borrower, and Borrower shall hold Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

Section 11.5. Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent and the other Co-Lead Arranger and all Related Expenses, including, but not limited to (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent and the other Co-Lead Arranger in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent and the other Co-Lead Arranger in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent and the other Co-Lead Arranger, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses (including Related Expenses) of Agent and the Lenders, including reasonable attorneys’ fees and expenses, in connection with the restructuring or enforcement of the Obligations, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp, transfer, documentary and other taxes, assessments, charges and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes or fees. All obligations provided for in this Section 11.5 shall survive any termination of this Agreement.

Section 11.6. Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Obligations, or any activities of any Company or its Affiliates; provided that no Lender nor Agent shall have the right to be indemnified under this Section 11.6 for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. All obligations provided for in this Section 11.6 shall survive any termination of this Agreement.

Section 11.7. Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute Agent or the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship between Borrower and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither

Agent nor any Lender shall have any fiduciary obligation toward any Credit Party with respect to any such documents or the transactions contemplated thereby.

Section 11.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which counterparts when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 11.9. Binding Effect; Borrower’s Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 11.10. Lender Assignments.

(a) Assignments of Commitments. Each Lender shall have the right at any time or times to assign to an Eligible Transferee (other than to a Lender that shall not be in compliance with this Agreement), without recourse, all or a percentage of all of the following: (i) such Lender’s Commitment, (ii) all Loans made by that Lender, (iii) such Lender’s Notes, and (iv) such Lender’s interest in any Letter of Credit or Swing Loan, and any participation purchased pursuant to Section 2.2(b) or (c), or 9.5 hereof.

(b) Prior Consent. No assignment may be consummated pursuant to this Section 11.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to any affiliate of such Lender which affiliate is an Eligible Transferee and either wholly-owned by a Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender, or to another Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided that (i) the consent of Borrower shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist, and (ii) Borrower shall be deemed to have granted its consent unless Borrower has expressly objected to such assignment within three Business Days after notice thereof. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Minimum Amount. Each such assignment shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein, or the entire amount of the assignor’s Commitment and interest herein.

(d) Assignment Fee. Unless the assignment shall be to an affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Assignment Agreement. Unless the assignment shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement, and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) Non-U.S. Assignee. If the assignment is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor Lender (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide to the assignor Lender (and, in the case of any assignee registered in the Register, to Agent and Borrower) a new Form W-8ECI or Form W-8BEN, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Deliveries by Borrower. Upon satisfaction of all applicable requirements specified in subsections (a) through (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee, if requested, and the assignor, if applicable, an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes, if any, being replaced shall be returned to Borrower marked “replaced”.

(h) Effect of Assignment. Upon satisfaction of all applicable requirements set forth in subsections (a) through (g) above, and any other condition contained in this Section 11.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent to Maintain Register. Agent shall maintain at the address for notices referred to in Section 11.4 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower,

Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 11.11. Sale of Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell participations to one or more Eligible Transferees (each a “Participant”) in all or a portion of its rights or obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Commitment and the Loans and participations owing to it and the Note, if any, held by it); provided that:

(a) any such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged;

(b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(c) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Loan Documents;

(d) such Participant shall be bound by the provisions of Section 9.5 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound; and

(e) no Participant (unless such Participant is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant’s consent, take action of the type described as follows:

(i) increase the portion of the participation amount of any Participant over the amount thereof then in effect, or extend the Commitment Period, without the written consent of each Participant affected thereby; or

(ii) reduce the principal amount of or extend the time for any payment of principal of any Loan, or reduce the rate of interest or extend the time for payment of interest on any Loan, or reduce the commitment fee, without the written consent of each Participant affected thereby.

Borrower agrees that any Lender that sells participations pursuant to this Section 11.11 shall still be entitled to the benefits of Article III hereof, notwithstanding any such transfer; provided that the obligations of Borrower shall not increase as a result of such transfer and Borrower shall have no obligation to any Participant.

Section 11.12. Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Credit Parties that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender or Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act. Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Agent or a Lender in order to assist Agent or such Lender in maintaining compliance with the Patriot Act.

Section 11.13. Severability of Provisions; Captions; Attachments. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 11.14. Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto (or, if there is no Note, the interest as reflected on the books and records of Agent) for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 11.15. Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all of the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 11.16. Confidentiality. Agent and each Lender shall hold all Confidential Information in accordance with the customary procedures of Agent or such Lender for handling confidential information of this nature, and in accordance with safe and sound banking practices. Notwithstanding the foregoing, Agent or any Lender may in any event make disclosures of, and furnish copies of Confidential Information (a) to another agent under this Agreement or another Lender; (b) when reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (provided that each such prospective transferee or participant shall have an agreement for the benefit of Borrower with such prospective transferor Lender or participant containing substantially similar provisions to those contained in this Section 11.16); (c) to the parent corporation or other affiliates of Agent or such Lender, and to their respective auditors and attorneys; and (d) as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, provided, that, unless specifically prohibited by applicable law or court order, Agent or such Lender, as applicable, shall notify the chief financial officer of Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or such Lender by such Governmental Authority), and of any other request pursuant to legal process, for disclosure of any such non-public information prior to disclosure of such Confidential Information. In no event shall Agent or any Lender be obligated or required to return any materials furnished by or on behalf of any Company. Borrower hereby agrees that the failure of Agent or any Lender to comply with the provisions of this Section 11.16 shall not relieve Borrower of any of the obligations to Agent and the Lenders under this Agreement and the other Loan Documents.

Section 11.17. Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 11.18. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent, and the Lenders shall be governed by Ohio law, without regard to principles of conflicts of laws.

(b) Submission to Jurisdiction. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Obligations or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[Remainder of page left intentionally blank]

Section 11.19. JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY LAW, BORROWER, AGENT AND EACH LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT’S OR ANY LENDER’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF.

IN WITNESS WHEREOF, the parties have executed and delivered this Credit and Security Agreement in Cleveland, Ohio as of the date first set forth above.

Address:	880 Steel Drive Valley City, Ohio 44280 Attention: Treasurer	SHILOH INDUSTRIES INC.
		By:	/s/ Thomas M. Dugan
Thomas M. Dugan
Treasurer

Address:	1900 East Ninth Street Cleveland, Ohio 44114-3484 Attention: Corporate Banking	NATIONAL CITY BANK, as Agent and as a Lender

		By:	/s/ Robert S. Coleman
Robert S. Coleman
Senior Vice President

Address:	600 Superior Avenue East, St. 1300 Cleveland, Ohio 44114 Attention: Managing Director	THE PRIVATEBANK AND TRUST COMPANY, as Syndication Agent and as a Lender

		By:	/s/ Robert M. Walker
Robert M. Walker
Managing Director

Signature Page 1 of 2 to

Credit and Security Agreement

Address:	106 South Main Street, TOW 91 Akron, Ohio 44308 Attention: Capital Markets	FIRSTMERIT BANK, N.A.
		By:	/s/ Robert G. Morlan
Robert G. Morlan
Senior Vice President

Address:	127 Public Square Cleveland, Ohio 44114 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION

By:
Suzannah Harris
Vice President

Address:	1215 Superior Ave Cleveland, Ohio 44114 Attention: MidCorporate Banking	RBS CITIZENS, NATIONAL ASSOCIATION

By:
Brian H. Gallagher
Vice President

Signature Page

2 of 2 of the Credit and Security Agreement

Address:	106 South Main Street, TOW 91 Akron, Ohio 44308 Attention: Capital Markets	FIRSTMERIT BANK, N.A.
By:
Robert G. Morlan
Senior Vice President

Address:	127 Public Square Cleveland, Ohio 44114 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION

By:
Suzannah Harris
Vice President

Address:	1215 Superior Ave Cleveland, Ohio 44114 Attention: MidCorporate Banking	RBS CITIZENS, NATIONAL ASSOCIATION

		By:	/s/ Brian H. Gallagher
Brian H. Gallagher
Vice President

Signature Page

2 of 2 of the Credit and Security Agreement

Address:	106 South Main Street, TOW 91 Akron, Ohio 44308 Attention: Capital Markets	FIRSTMERIT BANK, N.A.
By:
Robert G. Morlan
Senior Vice President

Address:	127 Public Square Cleveland, Ohio 44114 Attention: Institutional Bank	KEYBANK NATIONAL ASSOCIATION

		By:	/s/ Suzannah Harris
Suzannah Harris
Vice President

Address:	1215 Superior Ave Cleveland, Ohio 44114 Attention: MidCorporate Banking	RBS CITIZENS, NATIONAL ASSOCIATION

By:
Brian H. Gallagher
Vice President

Signature Page

2 of 2 of the Credit and Security Agreement

SCHEDULE 1

LENDERS	COMMITMENT PERCENTAGE	REVOLVING CREDIT COMMITMENT AMOUNT	MAXIMUM AMOUNT
National City Bank	29.1666666667%	$35,000,000	$35,000,000
The PrivateBank and Trust Company	29.1666666667%	$35,000,000	$35,000,000
FirstMerit Bank, N.A.	16.6666666666%	$20,000,000	$20,000,000
KeyBank National Association	12.5000000000%	$15,000,000	$15,000,000
RBS Citizens, National Association	12.5000000000%	$15,000,000	$15,000,000
Total Commitment Amount	100.0000000000%	$120,000,000	$120,000,000

SCHEDULE 2

GUARANTORS OF PAYMENT

Shiloh Corporation

Greenfield Die & Manufacturing Corp.

Jefferson Blanking Inc.

Shiloh Automotive, Inc.

Shiloh Industries, Inc. Dickson Manufacturing Division

Liverpool Coil Processing, Incorporated

Medina Blanking, Inc.

The Sectional Die Company

Sectional Stamping, Inc.

SCHEDULE 3

REAL PROPERTY

Georgia Jefferson Blanking Inc. 234 South Holland Drive Pendergrass, Georgia 30567 Michigan Greenfield Die & Manufacturing Corp. 7295 Haggerty Road Canton, Michigan 48187 Ohio
Liverpool Coil Processing, Incorporated 880 Steel Drive Valley City, Ohio 44280	Shiloh Automotive, Inc. Liverpool Stamping Division 700 Liverpool Drive Valley City, Ohio 44280
Medina Blanking, Inc. 5580 Wegman Drive Valley City, Ohio 44280	Medina Blanking, Inc. Ohio Welded Blank Division 5569 Innovation Drive Valley City, Ohio 44280
Shiloh Corporation Mansfield Blanking Division 402 Ninth Street Mansfield, Ohio 44905	The Sectional Die Company/Sectional Stamping, Inc. Wellington Stamping Division 350 Maple Street Wellington, Ohio 44090
Tennessee Shiloh Industries, Inc., Dickson Manufacturing Division One Shiloh Drive Dickson, Tennessee 37055

SCHEDULE 4

PLEDGED SECURITIES

Name of Domestic Subsidiary	Jurisdiction	Shares	Certificate Number	Ownership Percentage	Owner
Shiloh Corporation	Ohio	27,515	045 and 046	100%	Shiloh Industries, Inc.
Greenfield Die & Manufacturing Corp.	Michigan	100	1	100%	Shiloh Industries, Inc.
Jefferson Blanking Inc.	Georgia	1,000	1	100%	Shiloh Industries, Inc.
Shiloh Automotive, Inc.	Ohio	100	1	100%	Shiloh Industries, Inc.
Shiloh Industries, Inc. Dickson Manufacturing Division	Tennessee	100	1	100%	Shiloh Industries, Inc.
Medina Blanking, Inc.	Ohio	44	6 and 8	22%	Shiloh Industries, Inc.
Medina Blanking, Inc.	Ohio	155	3, 7 and 11	78%	Shiloh Corporation
The Sectional Die Company	Ohio	80	8	100%	Shiloh Corporation
Liverpool Coil Processing, Incorporated	Ohio	100	5	100%	Shiloh Corporation
Section Stamping, Inc.	Ohio	5	1	100%	The Sectional Die Company

Name of Mexican Subsidiary	Jurisdiction	Shares	Certificate Number	Ownership Percentage of Fixed Capital
Shiloh de Mexico, S.A. De C.V.*	Mexico	3,250	1	65%
Shiloh Internacional, S.A. De C.V.*	Mexico	3,185	1	approx. 64%

*	Pledge of fixed capital stock only.

SCHEDULE 5

PLEDGED NOTES

Payor	Payee	Amount

None

SCHEDULE 5.8

INDEBTEDNESS

Obligee	Type of Credit Agreement	Balance + (Interest)
Ohio Department of	Financing Arrangement (Chapter 166	$2,000,000 Section 166 State Loan
Development*	State Loan) for machinery and	for machinery and equipment at
	equipment, including Borrower	Medina Blanking, Inc., 5580
	Guaranty	Wegman Drive, Valley City,
Ohio

AICCO, Inc.	Premium Finance Agreement	$696,795.25 + Interest
	for insurance coverage and policies	Total Payments $706,293.18

LaSalle Bank N.A.	Standby Letters of Credit
	S600156 for	$253,315.80 – Tooling
	S601111 for	$470,728.00 – Workers Comp. – 2007
	S563976 for	$650,000.00 – Workers Comp. – 2003
	S563977 for	$350,000.00 – Workers Comp. – 2004
	S571006 for	$80,000.00 – Workers Comp. – 2005
	S593297 for	$500,000.00 – Workers Comp. – 2006
	S595967 for	$2,250,000 – Appeal Bond on VIL
Case

National City Bank	Standby Letter of Credit No. SCL015	$5,250,000 – Appeal Bond on VCS
Case

*	Intercreditor Agreement in place.

S-5.8

SCHEDULE 5.9

LIENS

Secured Party	Lien	Description
USX corporation (n/k/a United	Notice filing under Bailor/Bailee	Steel coils at Medina Blanking,
States Steel Corporation)	relationship	Inc., Liverpool Coil Processing,
Incorporated, Jefferson Blanking
Inc.

Mitsui Steel, Inc.	Notice filing under Bailor/Bailee	Steel coils at Jefferson Blanking
	relationship	Inc.

Global Steel Corporation	Notice filing under Bailor/Bailee	Steel coils at Liverpool Coil
	relationship	Processing, Incorporated

Macsteel Services Centers USA Inc	Notice filing under Bailor/Bailee	Steel coils at Liverpool Coil
	relationship	Processing, Incorporated

Toyota Motor Credit Corporation	Financing arrangement for one (1)	Forklift used at Shiloh Industries,
	forklift: Model No. 7FGCU45;	Inc. Dickson Manufacturing
	Serial No. 63105	Division

Verizon Credit, Inc.	Financing arrangement for	Equipment used by Borrower and
	telecommunications equipment	its subsidiaries

Ohio Department of Development	Financing arrangement (Chapter	Specific equipment manufactured
	166 State Loan) for machinery and	by Soutrac used at Medina
	equipment, including Borrower	Blanking, Inc., 5580 Wegman
	Guaranty	Drive, Valley City, Ohio

US Bancorp.	Notice filing – Copier operating	Copier used at Sectional Stamping,
	lease	Inc., 350 Maple Street, Wellington,
Ohio

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. H-2
	dated October 31, 2006	dated 3/1/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. T-3
	dated October 31, 2006	dated 6/22/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. T-2

S-5.9

Secured Party	Lien	Description
	dated October 31, 2006	dated 6-22/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. H-3
	dated October 31, 2006	dated 6/22/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. T-5
	dated October 31, 2006	dated 8/16/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule T-6 dated
	dated October 31, 2006	12/6/2007)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. H-4
	dated October 31, 2006	dated 4/29/2008)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. T-7
	dated October 31, 2006	dated 4/29/2008)

LaSalle National Leasing	Financing arrangement for forklifts	Forklift used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. 1 dated
	dated October 31, 2006	11/17/2006)

LaSalle National Leasing	Financing arrangement for forklifts	Forklifts used by Borrower
Corporation	under Master Lease Agreement	(Equipment Schedule No. H-1
	dated October 31, 2006	dated 12/15/2006)

Competition Engineering, Inc.	Lien filed pursuant to Michigan	Lien on tooling and dies used in
Delaware Filing 2008 1668852	Special Tools Lien Act, Act 481,	Borrower’s manufacturing
	Michigan Public Acts of 2002,	operations but owned by Customer.
MCL Section 570.541, et seq.

Competition Engineering, Inc.	Lien filed pursuant to Michigan	Lien on tooling and dies used by
Direct Tooling Group, Inc.	Special Tools Lien Act, Act 481,	Shiloh Dickson in its
Tennessee Filing 208-008875	Michigan Public Acts of 2002,	manufacturing operations but
	MCL Section 570.541, et seq.	owned by Customer.

LaSalle Bank National Association	Lien on Borrower’s account #LX-	Standby Letters of Credit total
	02405 held at LaSalle Bank	principal amount $4,554,043.80
National Association (“LaSalle”)
(or an affiliate thereof), pursuant to

Secured Party	Lien	Description
that certain Control Agreement,
between Borrower and LaSalle.
The aggregate amount of funds in
such account shall not exceed
$4,600,000 (plus any interest
earned thereon after the Closing
Date) for certain Standby Letters of
Credit issued by LaSalle.

*as soon as permitted pursuant to
the terms of such Control
Agreement (as in effect on the
Closing Date) such lien shall be
promptly released.

SCHEDULE 5.11

EXISTING PERMITTED MEXICAN SUBSIDIARY

LOANS AND INVESTMENTS

$17,714,421	Loan from Borrower to Shiloh De Mexico S.A. De C.V.
$6,145,000	Capital Investment by Borrower in Shiloh De Mexico S.A. De C.V.
$ 5,000	Capital Investment by Borrower in Shiloh Internacional S.A. De C.V.

S-5.11

SCHEDULE 5.17

AFFILIATE TRANSACTIONS

Compliance and/or performance with any and all of the terms and conditions applicable to the Manufacturing Supply Agreement dated August 7, 2007 by and between MTD Products Inc and Shiloh Automotive, Inc.

Compliance and/or performance with any and all of the terms and conditions applicable to the Real Estate Lease Agreement dated November 1, 1999 by and between MTD Products Inc and Shiloh Automotive, Inc., as amended.

S-5.17

SCHEDULE 6.1

CORPORATE EXISTENCE/SUBSIDIARIES

DIRECT WHOLLY-OWNED DOMESTIC SUBSIDIARIES OF BORROWER

Subsidiary	Ownership	State of Incorporation/ Organization	Foreign State Qualifications
1. C&H Design Company (Dormant)*[x]	100%	Michigan	N/A
2. Greenfield Die & Manufacturing Corp.	100%	Michigan	N/A
3. Jefferson Blanking Inc.	100%	Georgia	N/A
4. Shiloh Automotive, Inc.	100%	Ohio	N/A
5. Shiloh Corporation	100%	Ohio	N/A
6. Shiloh Industries, Inc. Dickson Manufacturing Division	100%	Tennessee	N/A
7. Shiloh Incorporated (Dormant)*[x]	100%	Michigan	N/A

For location of Chief Executive office and principal place of business (See Schedule 6.9)

INDIRECT WHOLLY-OWNED DOMESTIC SUBSIDIARIES OF BORROWER

Subsidiary	Ownership	State of Incorporation/ Organization	Foreign State Qualifications
1. Liverpool Coil Processing, Incorporated	(100% owned by Shiloh Corporation)	Ohio	N/A
2. Medina Blanking, Inc.	(78% owned by Shiloh Corporation) (22% owned by Borrower)	Ohio	N/A
3. Sectional Stamping, Inc.	(100% owned by The Sectional Die Company)	Ohio	N/A
4. The Sectional Die Company	(100% owned by Shiloh Corporation)	Ohio	N/A
5. VCS Properties, LLC (Non-Credit Party and Excluded)[11][x]	(100% owned by Shiloh Corporation)	Ohio	N/A

INDIRECT WHOLLY-OWNED FOREIGN SUBSIDIARIES OF BORROWER

Subsidiary	Ownership	State of Incorporation/ Organization	Foreign State Qualifications
1. Shiloh de Mexico, S.A. de C.V.	(99% Owned by Borrower) (1% owned by Medina Blanking, Inc.)	Mexico	N/A
2. Shiloh International, S.A. de C.V.	(98% owned by Borrower) (2% owned by Shiloh de Mexico S.A. de C.V.)	Mexico	N/A

*	Dormant Subsidiary

x	Non-Credit Party

S-6.1

SCHEDULE 6.4

LITIGATION

1.	Valley City Steel, LLC Bankruptcy

On November 27, 2002 Valley City Steel, LLC (“Valley City Steel”), a joint venture in which Shiloh Industries, Inc. (“Shiloh”) owns a forty-nine percent (49%) interest filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court, Northern District of Ohio, at Akron, Proceeding No. 02-55516 (“Valley City Steel Bankruptcy Proceeding”). As of the date of the bankruptcy filing, Valley City Steel owed Shiloh in excess of $2,000,000, and Shiloh owed Valley City Steel a comparable amount. This matter remains pending with the Bankruptcy Court.

2.	Valley City Steel, LLC Claim

On July 22, 2004, Valley City Steel, LLC (“Valley City”) filed an adversary proceeding against Shiloh Industries, Inc., et al. (collectively, “Shiloh”) with the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division, Proceeding No. 04-05111 (the “Valley City Steel Complaint”). In the Valley City Steel Complaint, Valley City alleged that Shiloh’s sale of assets to Valley City back in 2001, was a fraudulent conveyance, In addition, the Valley City Steel Complaint also alleged breach of contract claims against Shiloh for failing to pay for goods and services supplied by Valley City.

Both Valley City and Shiloh filed motions for summary judgment in this case. On or about September 29, 2006, the trial court denied Valley City’s motion for summary judgment in its entirety, denied Shiloh’s motion for summary judgment on the fraudulent conveyance claims and granted Shiloh’s motion for summary judgment on its right to assert the affirmative defense of setoff against Valley City’s contract claims. Finally, Shiloh’s summary judgment motion, as to the amount of the setoff Shiloh was entitled to, against the Valley City contract claims, was denied.

Following a March, 2007 trial in this case, the jury returned verdicts in favor of Liverpool Coil Processing, Incorporated (“Liverpool”) and Shiloh Corporation (“Shiloh Corp.) on Valley City’s breach of contract claims against Liverpool and Shiloh Corp. The jury also returned a verdict of $260,181.44 against Sectional Stamping, Inc. (“Sectional”) on Valley City’s breach of contract claim against Sectional. Sectional has since satisfied and paid the amount of this verdict. With regard to the fraudulent transfer claims against VCS Properties, LLC, Shiloh Industries, Inc. and Shiloh Corp., the jury returned a verdict in favor of Valley City on one of the two fraudulent conveyance claims, and thus awarded to Valley City, damages in the amount of $1,693,000.00 against VCS Properties, LLC, $1,693,000.00 against Shiloh Industries, Inc., and $1,292,000.00 against Shiloh Corp. VCS Properties, LLC, Shiloh Industries, Inc. and Shiloh Corp. filed a motion with

S-6.4

the trial court for judgment as a matter of law, new trial and/or remitter on March 30, 2007. The above motion was denied on May 12, 2008, and as a result, VCS Properties, LLC, Shiloh Industries, Inc. and Shiloh Corp. filed a notice of appeal, on June 3, 2008, with the U.S. Court of Appeals for the Sixth Circuit. The appeal remains pending.

3.	VIL Claim

On June 1, 2004, VIL Laser Systems, LLC (“VIL”) filed a complaint against Shiloh Industries, Inc. (“Shiloh”) in the Shelby County, Ohio, Court of Common Pleas, Case No. 04CV000158 (the “VIL Complaint”). In the VIL Complaint, VIL alleged that Shiloh breached a contract with VIL’s predecessor, by failing to purchase certain laser welding equipment from VIL’s predecessor, VIL Laser Systems, formerly a division of Littell International, Inc. The VIL Complaint was subsequently amended by VIL to add a cause of action for fraud against Shiloh. Shiloh filed an answer to the VIL Complaint denying liability. Both VIL and Shiloh filed summary judgment motions in this case. On or about December 30, 2005, the trial court denied Shiloh’s motion for summary judgment on the breach of contract claims and granted VIL’s motion for summary judgment on the breach of contract claims. Additionally, on or about April 24, 2006, the trial court granted Shiloh’s motion for summary judgment on the fraud claim. Following a September, 2006 trial in this case, the jury returned a verdict of $2,290,000.00 in favor of VIL and against Shiloh. In addition to the above verdict, in November, 2006, the trial court in this case determined that VIL was entitled to prejudgment interest on the verdict in the amount of $435,847.70. Subsequent to the filing of post trial motions, the trial court granted Shiloh’s request for a new trial on damages unless VIL consented to the remittitur of $709,431.48; thereby reducing the jury verdict on contract damages to $1,580,568.52. Given the reduction in contract damages, the prejudgment interest was appropriately reduced to $300,827.64.

On December 29, 2006, VIL accepted the remittitur and thereafter an appeal was filed by Shiloh with the Third District Court of Appeals on January 25, 2007. The Third District Court of Appeals dismissed the appeal based upon timeliness of the appeal. The Ohio Supreme Court has accepted jurisdiction to hear the appeal on an issue of law which has previously not been determined in the State of Ohio relative to when an order is final and appealable from a judgment entry granting a party the option to choose between a new trial and remittitur. The outcome of this appeal to the Ohio Supreme Court will not affect the damage calculation in this case, but will mandate that the Third District Court of Appeals hear the merits of Shiloh’s appeal of the above judgment. After briefing and an oral argument with the Ohio Supreme Court, a decision from the Ohio Supreme Court remains pending.

4.	Tower Automotive Inc. Voidable Preference Claim

On February 2, 2005, Tower Automotive, Inc. and certain of its affiliated entities (hereinafter, collectively “Tower”), filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code, with the United States Bankruptcy Court for the Southern District of New York, Case No. 05-10578 (ALG) (the “Tower Bankruptcy Proceeding”). In connection with the Tower Bankruptcy Proceeding, in January, 2007, Tower commenced an adversary proceeding against Shiloh Industries, Inc. (the “Tower Adversary Proceeding”) seeking to recover certain payments made by Tower to Shiloh Industries, Inc. (“Shiloh”). Tower alleges that certain payments made by Tower to Shiloh were paid within the ninety (90) day period prior to the filing of the bankruptcy petition and as a result are voidable preferences under U.S. Bankruptcy laws. The amount of the voidable preference claimed by Tower to be owed by Shiloh is $2,396,094.74. Shiloh has filed an answer to the Tower Adversary Proceeding asserting defenses against the claims, including contemporaneous exchange, subsequent new value and payment in the ordinary course. An initial pretrial conference in the Tower Adversary Proceeding has yet to be scheduled. Discovery in the Tower Adversary Proceeding has commenced and is continuing.

5.	Target Logistic Services Claim

On June 22, 2007, Target Logistic Services (“Target”) filed a complaint against Shiloh Industries, Inc. (“Shiloh”) in the Court of General Sessions, State of Tennessee, Dickson County, Case No. 2007 CV 864 (the “Target Complaint”). In the Target Complaint, Target alleged that Shiloh owes $12,700.00 in transportation charges to Target. Shiloh denies the allegations set forth in the Target Complaint and has answered the Target Complaint claiming that it does not owe any transportation charges to Target. A July 16, 2008 hearing date on this matter has been scheduled. To date, no formal discovery on this case has been undertaken.

6.	Them of Ohio, Inc. Claim

On March 12, 2008, Them of Ohio, Inc. (“Them”) filed a complaint against Shiloh Industries, Inc., et al. (“Shiloh”) in the Cuyahoga County Court of Common Pleas, Case No. 08 CV 653019 (the “Them Complaint”). In the Them Complaint, Them alleges that Shiloh owes Them approximately $82,873.00 for certain packaging, crates and boxes sold to Shiloh. Shiloh denies the allegations set forth in the Them Complaint and has answered the Complaint denying liability. Discovery in the Them Complaint is ongoing and a trial date has been scheduled for September 29, 2008.

7.	Paramount Stamping and Welding Company Claim

On February 5, 2008, Paramount Stamping and Welding Company (“Paramount”) filed a complaint against Shiloh Industries, Inc., et al. (“Shiloh”) in the Cuyahoga County Court of Common Pleas, Case No. CV 08 649891 (the “Paramount Complaint”). In the Paramount Complaint, Paramount alleges that Shiloh owes Paramount approximately $112,587.00 for goods sold and delivered to Shiloh. Shiloh denies the allegations set forth in the Paramount Complaint and has filed an answer to the Paramount Complaint denying liability. Additionally, Shiloh has filed a counterclaim against Paramount alleging damages as a result of defective parts transferred and supplied by Paramount to Shiloh. Discovery in the Paramount Complaint is ongoing. No trial date has been set in this case.

8.	Other Employment and Labor Claims

In addition to the above, Shiloh and/or one of its wholly owned subsidiaries has been named a defendant or party in six (6) administrative complaints, U.S. Department of Labor investigations, collective bargaining agreement grievances, and/or safety requirement violation related charges and one (1) discrimination complaint. All of these cases involve individual claimants and/or governmental agencies and relate to various allegations of discriminatory treatment, wrongful termination or safety requirement violations.

SCHEDULE 6.5

REAL ESTATE OWNED BY THE COMPANIES

See List of Owned Properties on Schedule 6.9

S-6.5

SCHEDULE 6.9

LOCATIONS

Owned Properties

1.	Shiloh Industries, Inc.*
880 Steel Drive
Valley City, Ohio 44280
Tel. (330) 558-2642
Fax (330) 558-2670

2.	Shiloh Corporation*
402 Ninth Street
Mansfield, Ohio 44905
Richland County
Tel. (419) 525-2315
Fax (419) 522-2275

3.	Medina Blanking, Inc.*
a)	5580 Wegman Drive
Valley City, Ohio 44280
Medina County
Tel. (330) 558-2300
Fax (330) 558-2347

b)	5569 Innovation Drive
Valley City, Ohio 44280
Medina County
Tel. (330) 558-2000
Fax (330) 558-2071

4.	The Sectional Die Company*
350 Maple Street
Wellington, Ohio 44090
Lorain County
Tel. (440) 647-2100
Fax (440) 647-5350

5.	Sectional Stamping, Inc.*
350 Maple Street
Wellington, Ohio 44090
Lorain County
Tel. (440) 647-2100
Fax (440) 647-5350
(Both Sectional Stamping, Inc. and The Sectional Die Company operate out of the same facility)

6.	Liverpool Coil Processing, Incorporated*
880 Steel Drive
Valley City, Ohio 44280

S-6.9

Medina County
Tel. (330) 225-6332
Fax (330) 225-6822

7.	Jefferson Blanking Inc.*
234 S. Holland Drive
Pendergrass, Georgia 30567
Jackson County
Tel. (706) 693-4774
Fax (706) 693-4764
(IRB Lease)

8.	Shiloh Automotive, Inc.*
700 Liverpool Drive
Valley City, Ohio 44280
Medina County
Tel. (330) 225-7721
Fax (330) 273-7420

9.	Greenfield Die & Manufacturing Corp.*
7295 Haggerty Road
Canton, Michigan 48187
Tel. (734) 454-4000
Fax (734) 416-0290

10.	Shiloh De Mexico, S.A. DeC.V.*
Manzana No. 2, Parque Industrial
Santa Maria Km 18
Carretera Saltillo 110 Monterrey, Ramos Arizpe
Coahuila, 25900 Mexico
Tel. (011) 52 844 438-9200
Fax (011) 52 844 438-9201

11.	Shiloh International, S.A. de C.V.
Manzana No. 2, Parque Industrial
Santa Maria Km 18
Carretera Saltillo 110
Monterrey, Ramos Arizpe
Coahuila, 25900 Mexico
Tel. (011) 52 844 438-9200
Fax (011) 52 844 438-9201

12.	Shiloh Industries Inc. Dickson Manufacturing Division*
One Shiloh Boulevard
Dickson, Tennessee 37055
Tel. (615) 446-7225
Fax (615) 446-8118

Leased Properties

1.	Shiloh Industries, Inc.
Suite 202
103 Foulk Road
Wilmington, Delaware 19803
New Castle County
Tel. (302) 998-0592

2.	Shiloh Automotive, Inc.
5389 West 130th Street
Cleveland, Ohio 44130
Tel. (216) 265-2600
Fax (216) 267-0018

3.	Greenfield Die & Manufacturing Corp.
850 Stephens Highway, Suite 115
Troy, Michigan 48083
Tel. (248) 585-0644

Non-Credit Party Subsidiary Owned Real Estate

VCS Properties, LLC
804 Steel Drive
Valley City, Ohio 44280
Tel. (216) 267-2600
Fax (216) 265-4244

Bailee/Warehouse Location

✓	ADS Logistics – Roll & Hold
(Indianapolis) (Marion) and (Pickering)
935 West 175th Street
Homewood, Illinois 60430

✓	Phoenix Metals
201 Donovan Road
Kansas City, Kansas 66115

✓	Wayne Warehouse (MMT)
36253 Michigan Avenue
Wayne, Michigan 48184

Processor Locations

1.✓	Advantage Motors
225 Central Avenue
Mansfield, Ohio 44905

2.✓	American Coating Specialists Inc.
202 Republic Street
Norwalk, Ohio 44857

3.✓	American Quality Stripping
1750 5th Street
Sandusky, Ohio 44870

4.✓	Cleveland Die and Manufacturing Co., Inc.
14735 Lorain Avenue
Cleveland, Ohio 44111
Tel. (216) 671-3773
Fax (216) 476-3639

5.✓	The Crown Group
133 Davis Street
Portland, Tennessee 37148

6.✓	Tri-R Tooling Inc.
220 Piper Road
Mansfield, Ohio 44905
Tel. (419) 522-8665
Fax (419) 522-8665

7.✓	Euclid Heat Treat
1408 East 22th Street
Cleveland, Ohio 44117

8.✓	DeWayne’s Quality Metal Coating
205 North Industrial Drive
Lexington, Tennessee 38351
Tel. (731) 968-0763
Fax (731) 968-0767

9.✓	Ferrous Metals
11103 Memphis Avenue
Cleveland, Ohio 44144
Tel. (216) 671-6161
Fax (216) 671-4078

10.✓	Forest City Technologies
299 Clay Street
Wellington, Ohio 44090

11.✓	Heidtman
2401 Front Street

Toledo, Ohio 43605

12.✓	Metokote
1340 Neubreucht Road
Lima, Ohio 45801

13.✓	Olympic

5096 Richmond Road
Bedford Heights, Ohio 44146

14.✓	Cole Tool & Die Co.
241 Ashland Road
Mansfield, Ohio 44901
Tel. (419) 522-1272
Fax (419) 522-5506

15.✓	Steelcote Inc.
215 Eastview Drive
Brooklyn Heights, Ohio 44131

16.✓	Superior Die Tool & Machine Co
2301 Fairwood Avenue
Columbus, Ohio 43207

17.✓	March Coatings, Inc.
1279 Rickett Road
Brighton, Michigan 48116
Tel. (810) 229-0829
Fax (810) 229-8882

18.✓	TruForm Mfg.
1034 Churchfield Drive
Dickson, Tennessee 37055

19.✓	United Plating Inc
Chase Industrial Park
3400 Stanwood Blvd.
Huntsville, Alabama 35811

*	Chief Executive Office and principal place of business

✓	Landlord, Bailee or Processor Lien Waivers requested

SCHEDULE 6.11

ERISA PLANS

Shiloh Industries, Inc.

Retirement Plans

Plan	Location	Type of Retirement Plan
Shiloh Industries, Inc. 401(k) Plan for Salaried and Non-Union Employees	All Salaried and Non-Union employees at all locations (excluding Mexico)	401k Plan

Shiloh Industries, Inc. Hourly Union Employees 401 (k) Incentive Savings Plan	Shiloh Corporation Union Employees Incentive Savings Plan – All Mansfield Blanking Union employees	401k Plan

Liverpool Coil Processing Union Employees Incentive Savings Plan – All Liverpool Coil Processing Union employees

Shiloh Automotive, Inc. 401(k) Plan for Hourly Union Employees at the Parma Plant – All Cleveland Stamping Union employees

Shiloh Automotive, Inc. 401(k) Plan for Hourly Union Employees at the Liverpool Plant – All Liverpool Stamping Union employees

Shiloh Industries Cash Balance Pension Plan	All Salaried and Non-Union employees at all locations (excluding Mexico)	Cash Balance Pension Plan

Pension Agreement Between The Shiloh Corporation and the United Steelworkers of America, Local 7679	All Mansfield Blanking Union employees	Defined Benefit Pension Plan

Shiloh Automotive, Inc. Retirement Plan for Hourly Employees of the Parma Plant	All Cleveland Stamping Union employees	Defined Benefit Pension Plan

Shiloh Automotive, Inc. Retirement Plan for Hourly Employees of the Liverpool Plant	All Liverpool Stamping Union employees	Defined Benefit Pension Plan

S-6.11

Shiloh Industries, Inc.

Health & Welfare Plans

Plan	Location	Health & Welfare Benefit Provided
Blue Cross/Blue Shield of	Canton Manufacturing	Medical, Mental Health &
Michigan	Auburn Hills Sales Center	Substance Abuse, Prescription
Drug

Medical Mutual of Ohio	Corporate	Medical, Dental, Prescription
	Auburn Hills Sales Center	Drug
Canton Manufacturing
Jefferson Blanking
Liverpool Coil Processing
Mansfield Blanking
Medina Blanking
Ohio Welded Blank
Cleveland Stamping
Liverpool Stamping
Wellington Stamping
Shiloh Retiree Medical, Drug,
Dental, & Vision Care Plan
Participants

Blue Cross/Blue Shield of	Dickson Manufacturing	Medical, Dental, Prescription
Tennessee		Drug

AFLAC Flex One	All locations (excluding Mexico	Section 125 Medical and
	& Liverpool Stamping Union	Dependent Care Reimbursement
	employees)	Plan

Spectera Vision Care	All locations except Mexico	Discount Vision Plan – Exam,
Frames, Lenses

UNUM Life Insurance – Group	Group Life & AD&D – All	Life and Supplemental Life
Life & AD&D coverage;	locations (excluding Mexico).	Insurance coverage plus AD&D.
Supplemental Life & AD&D	Supplemental Life & AD&D	Dependent Life coverage on
coverage; Dependent Life	coverage – All locations	spouse and children.
coverage	excluding Cleveland Stamping
Union, Liverpool Stamping
Union, Liverpool Coil Stamping
Union, and Mansfield Blanking
Union employees and Mexico.
Dependent Life – All locations
excluding Cleveland Stamping
Union, Liverpool Stamping
Union, and Mansfield Blanking
Union employees and Mexico

Plan	Location	Health & Welfare Benefit Provided
UNUM Life Insurance – Short	All hourly employees of all	Short term disability coverage.
Term Disability Insurance	locations (excluding Mexico)

UNUM Life Insurance – Long	All Salaried and Non-Union	Long term disability coverage.
Term Disability Insurance	Hourly employees at all locations
(excluding Mexico) and
Liverpool Coil Union employees

Behavior Health Systems –	All employees and retirees	Mental Health & Substance
Mental Health & Substance	covered by medical benefits	abuse coverage.
Abuse Program	through Medical Mutual of Ohio
and Blue Cross Blue Shield of
Tennessee

Behavior Health Systems –	All employees covered by	Employee assistance program.
Employee Assistance Program	medical benefits (excluding
Mexico)

SCHEDULE 6.16

MATERIAL AGREEMENTS

None

S-6.16

SCHEDULE 6.17

INTELLECTUAL PROPERTY

Trademarks

Owner	Trademark	Registration No.

Shiloh Industries, Inc.	Shiloh	1,915,962

Shiloh Industries, Inc.	Shiloh	1,883,994

Shiloh Industries, Inc.	Shiloh and Design	2,390,350

Shiloh Industries, Inc.	AcroStik	Common law

Patents

Owner	Description	Patent No.

Shiloh Industries, Inc. Dickson Manufacturing Division	Sunroof Opening	Canadian Patent No. 2,281,175

Shiloh Industries, Inc. Dickson Manufacturing Division	Sunroof Opening	U.S. Patent No. 6,408,516

Shiloh Automotive, Inc.	Bumper and Front Rail Assembly	5,876,077

Shiloh Automotive, Inc.	Bumper and Front Rail Assembly	5,876,078

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	U.S. Provisions No. 60/674,817

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	PCT Serial No. PCT/US 2006/015702

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	U.S. Utility App. No. 11/918,420

S-6.17

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	Japan App. No. 2008-509058

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	German App. No. 112006001022.0

Shiloh Industries, Inc.	Acrylate-based sound damping material and method of preparing same	U.S. Provisional No. 61/001,144

S-6.17

SCHEDULE 6.18

INSURANCE POLICIES

General Liability, Automobile Liability, Excess Liability and Workers Compensation provided by ACE American Insurance Company and Federal Insurance Company to Borrower and its Subsidiaries, as evidenced by the attached Certificate of Insurance.

Blanket liability and personal property insurance provided by American Guarantee & Liability Insurance Company to Borrower and its Subsidiaries, as evidenced by the attached Certificate of Insurance.

S-6.18

SHILIND-02        JOLU

ACORDTM CERTIFICATE OF LIABILITY INSURANCE			DATE (MM/DD/YYYY) 7/30/2008
PRODUCER (216) 622-7400 The James B. Oswald Company 1360 East 9th Street, #600 Cleveland, OH 44114-1730		THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
		INSURERS AFFORDING COVERAGE	NAIC #
INSURED	Shiloh Industries, Inc. and Subsidiaries 880 Steel Drive Valley City, OH 44280-	INSURER A: ACE American Ins Co	22667
		INSURERB: Federal Insurance Company	20281
		INSURER C:
		INSURER D:
		INSURER E:

COVERAGE

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS,

INSR LTR	ADDL NSRD	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS
A		GENERAL LIABILITY ☒ COMMERCIAL GENERAL LIABILITY ☐☐ CLAIMS MADE ☒ OCCUR ☐ ☐ GEN’L AGGREGATE LIMIT APPLIES PER: ☒ POLICY ☐ PROJECT ☐ LOC	HDO G23739094	6/30/2008	6/30/2009	EACH OCCURRENCE		$1,000,000
						DAMAGE TO RENTED PREMISES (Ea occurance)		$1,000,000
						MED EXP (Any one person)		$5,000
						PERSONAL & ADV INJURY		$1,000,000
						GENERAL AGGREGATE		$2,000,000
						PRODUCTS - COMP/OP AGG		$2,000,000
A		AUTOMOBILE LIABILITY ☒ ANY AUTO ☐ALL OWNED AUTO ☐ SCHEDULED AUTOS ☐ HIRED AUTOS ☒ Ded: $1,000 Comp/Coll ☐	ISAH07837938	6/30/2008	6/30/2009	COMBINED SINGLE LIMIT (Ea accident)		$1,000,000
						BODILY INJURY (Per person)	$
						BODILY INJURY (Per accident)	$
						PROPERTY DAMAGE (Per accident)	$
		GARAGE LIABLITY ☒ ANY AUTO ☐				AUTO ONLY - EA ACCIDENT	$
						OTHER THAN EA ACC AUTO ONLY AGG	$
B		EXCESS UMBRELLA LIABILITY ☒ OCCUR ☐ CLAIMS MADE ☐ DEDUCTABLE ☒ RETENTION $ NIL	79843444	6/30/2008	6/30/2009	EACH OCCURANCE		$25,000,000
						AGGREGATE		$25,000,000
							$
							$
							$
A	WORKERS COMPENSATION EMPLOYERS LIABLITY ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? If yes, describe under SPECIAL PROVISIONS below		WLR C43498885	6/30/2008	6/30/2009	☒WC STATUTORY LIMITS ☐OTHER
						E.L. EACH ACCIDENT		$1,000,000
						E.L. DISEASE - EA EMPLOYEE		$1,000,000
						E.L. DISEASE -POLICY LIMIT		$1,000,000
	OTHER

DESCRIPTION OF OPERATIONS LOCATIONS / VEHICLES/ EXCLUSIONS ADDED BY ENDORSEMENT /SPECIAL PROVISIONS

National City Bank, Administrative Agent and Co-Lead Arranger, 1900 E. 9th, 7th Floor, Cleveland, OH 44114 is included as an additional insured In the above referenced General Liability Policy as required by written contract with the Named Insured. Waiver of Subrogation applies as “required by written contract.

CERTIFICATE HOLDER	CANCELLATION
National City Bank As Administrative Agent & Co-Lead Arranger 1900 East Ninth STreet Cleveland, OH 44114-3484	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THERE OF THE ISSUING INSURER WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.
AUTHORIZED REPRESENTATIVE

ACORD 25 (2001/08)	©ACORD CORPORATION 1988

SCHEDULE 6.19

DEPOSIT ACCOUNTS

Bank/Description	Accounts#	Address	City	State	Zip
PrivateBank
Primary Operating Account	2161933	70 West Madison Street Suite 200	Chicago	Illinois	60602-4218
Lockbox	2161925	70 West Madison Street Suite 200	Chicago	Illinois	60602-4218
Incoming Wires	2161917	70 West Madison Street Suite 200	Chicago	Illinois	60602-4218
Payables	7700431	70 West Madison Street Suite 200	Chicago	Illinois	60602-4218
Payroll	7700423	70 West Madison Street Suite 200	Chicago	Illinois	60602-4218

Bank of America
Concentration *	5800339599	135 South LaSalle Street	Chicago	Illinois	60606
Lockbox *	5800339573	135 South LaSalle Street	Chicago	Illinois	60606
Incoming Wires *	5800339581	135 South LaSalle Street	Chicago	Illinois	60606
Payables *	5590052014	135 South LaSalle Street	Chicago	Illinois	60606
Payroll *	5590052006	135 South LaSalle Street	Chicago	Illinois	60606
General Depository *	384001344	2600 West Big Beaver Road	Troy	Michigan	48084

KeyBank
Concentration *	10990289	127 Public Square	Cleveland	Ohio	44114
Lockbox/DDA *	359681052643	127 Public Square	Cleveland	Ohio	44114
Flex Spending Payments *	10261000151	127 Public Square	Cleveland	Ohio	44114
Lockbox/DDA *	359681038758	127 Public Square	Cleveland	Ohio	44114
Lockbox/DDA *	10982024	127 Public Square	Cleveland	Ohio	44114

*	The Borrower plans to close these accounts (i.e. all Bank of America and KeyBank accounts) out by October 31, 2008 and transfer all funds to one of the Private Bank Accounts listed above or new accounts with Private Bank. Provided these accounts are closed out by October 31, 2008 no Control Agreements will be required for these accounts.

S-6.19

EXHIBIT A

FORM OF

REVOLVING CREDIT NOTE

$	Cleveland, Ohio August 1, 2008

FOR VALUE RECEIVED, the undersigned, SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”), promises to pay, on the last day of the Commitment Period, as defined in the Credit Agreement (as hereinafter defined), to the order of                      (“Lender”) at the main office of NATIONAL CITY BANK, as Agent, as hereinafter defined, 1900 East Ninth Street, Cleveland, Ohio 44114 the principal sum of

___________________ DOLLARS

or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, made by Lender to Borrower pursuant to Section 2.2(a) of the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein, “Credit Agreement” means the Credit and Security Agreement dated as of August 1, 2008, among Borrower, the Lenders, as defined therein, National City Bank, as the co-lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and The PrivateBank and Trust Company, as the co-lead arranger and syndication agent, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(a) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(a); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The portions of the principal sum hereof from time to time representing Base Rate Loans and Eurodollar Loans, interest owing thereon and payments of principal and interest of any thereof, shall be shown on the records of Lender by such method as Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligations of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

E-1

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Agent’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Agent or the Lenders.

SHILOH INDUSTRIES, INC.

By:
Thomas M. Dugan
Treasurer

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

E-2

EXHIBIT B

FORM OF

SWING LINE NOTE

$10,000,000	Cleveland, Ohio
August 1, 2008

FOR VALUE RECEIVED, the undersigned, SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”), promises to pay to the order of NATIONAL CITY BANK (the “Swing Line Lender”) at the main office of NATIONAL CITY BANK, as Agent, as hereinafter defined, 1900 East Ninth Street, Cleveland, Ohio 44114 the principal sum of

TEN MILLION AND 00/100 ______________________________________________________________ DOLLARS

or the aggregate unpaid principal amount of all Swing Loans, as defined in the Credit Agreement (as hereinafter defined), made by the Swing Line Lender to Borrower pursuant to Section 2.2(c) of the Credit Agreement, whichever is less, in lawful money of the United States of America on the earlier of the last day of the Commitment Period, as defined in the Credit Agreement, or, with respect to each Swing Loan, the Swing Loan Maturity Date applicable thereto.

As used herein, “Credit Agreement” means the Credit and Security Agreement dated as of August 1, 2008, among Borrower, the Lenders, as defined therein, National City Bank, as the co-lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and The PrivateBank and Trust Company, as the co-lead arranger and syndication agent, as the same may from time to time be amended, restated or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Swing Loan from time to time outstanding, from the date of such Swing Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of Section 2.3(b) of the Credit Agreement. Such interest shall be payable on each date provided for in such Section 2.3(b); provided that interest on any principal portion that is not paid when due shall be payable on demand.

The principal sum hereof from time to time and the payments of principal and interest thereon, shall be shown on the records of Swing Line Lender by such method as Swing Line Lender may generally employ; provided that failure to make any such entry shall in no way detract from the obligation of Borrower under this Note.

If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, pursuant to the terms of the Credit Agreement, until paid, at a rate per annum equal to the Default Rate. All payments of principal of and interest on this Note shall be made in immediately available funds.

E-3

This Note is the Swing Line Note referred to in the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

Except as expressly provided in the Credit Agreement, Borrower expressly waives presentment, demand, protest and notice of any kind. This Note shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws provisions.

The undersigned authorizes any attorney at law at any time or times after the maturity hereof (whether maturity occurs by lapse of time or by acceleration) to appear in any state or federal court of record in the United States of America, to waive the issuance and service of process, to admit the maturity of this Note and the nonpayment thereof when due, to confess judgment against the undersigned in favor of the holder of this Note for the amount then appearing due, together with interest and costs of suit, and thereupon to release all errors and to waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned. The undersigned agrees that Agent’s attorney may confess judgment pursuant to the foregoing warrant of attorney. The undersigned further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from Agent or the Lenders.

SHILOH INDUSTRIES, INC.

By:
Thomas M. Dugan
Treasurer

“WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.”

E-4

EXHIBIT C

FORM OF

NOTICE OF LOAN

                                , 20

National City Bank, as Agent

1900 East Ninth Street

Cleveland, Ohio 44114

Attention: Large Corporate Lending

Ladies and Gentlemen:

The undersigned, SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”), refers to the Credit and Security Agreement, dated as of August 1, 2008 (“Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders, as defined in the Credit Agreement, NATIONAL CITY BANK, as the co-lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and THE PRIVATEBANK AND TRUST COMPANY, as the co-lead arranger and syndication agent, and hereby gives you notice, pursuant to Section 2.5 of the Credit Agreement that Borrower hereby requests a Loan (the “Proposed Loan”), and in connection therewith sets forth the information relating to the Proposed Loan on Exhibit C-1 attached hereto, as required by Section 2.5 of the Credit Agreement.

The undersigned hereby certifies on behalf of Borrower that the following statements are true on the date hereof, and will be true on the date of the Proposed Loan:

(i) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Loan and the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Loan, or the application of proceeds therefrom, that constitutes a Default or Event of Default; and

(iii) the conditions set forth in Section 2.5 and Article IV of the Credit Agreement have been satisfied.

SHILOH INDUSTRIES, INC.

By:

Name:

Title:

E-5

EXHIBIT C-1

Activity Notice

Date:
To: NATIONAL CITY	Funding Desk	phone (216) 222-2888
fax (216) 222-0012
PLEASE COPY EACH OF THE FOLLOWING:
Candace.marsky@nationalcity.com
Sonya.Townsell@NationalCity.com
Darlene.Null@NationalCity.com
Kimberly.Thompson@NationalCity.com
Daisy.Perez@NationalCity.com

From: SHILOH INDUSTRIES, INC.	BORROWER CONTACT	phone_____________
	__________________________	fax________________

☐	Please check appropriate box:

Notice Deadline:
11:00 AM Eastern
REVOLVING LOAN - BASE RATE LOAN			(Same Day)

Effective Date:

Beginning Balance:	$—

ADVANCE:	$—	CREDIT DDA #:

PAYDOWN:	$—	DEBIT DDA #:

Ending Balance:	$—

Notice Deadline:
☐ REVOLVING LOAN -			11:00 AM Eastern (3
EURODOLLAR LOAN			Days Prior)

Effective Date:	__________

Interest Periods	____ 1 month	2 months	__________________
Requested:	_____3 months	6 months

ADVANCE NEW FUNDS:	$—	CREDIT DDA #:

CONVERT FROM BASE
RATE LOAN:	$—

New Eurodollar Contact
Total:	$—

Notice Deadline: 2:00
PM Eastern (Same
☐ SWING LINE BASE RATE LOAN			Day)

Beginning Balance:	$—

ADVANCE:	$—	CREDIT DDA #:

PAYDOWN:	$—	DEBIT DDA #:

Ending Balance:	$—

EXHIBIT D

FORM OF

COMPLIANCE CERTIFICATE

For Fiscal Quarter ended

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1) I am the duly elected [President] or [Chief Financial Officer] of SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”);

(2) I am familiar with the terms of that certain Credit and Security Agreement, dated as of August 1, 2008, among Borrower, the lenders from time to time named on Schedule 1 thereto (together with their respective successors and assigns, collectively, the “Lenders”), as defined in the Credit Agreement, NATIONAL CITY BANK, as the co-lead arranger, sole book runner and administrative agent for the Lenders (“Agent”), and THE PRIVATEBANK AND TRUST COMPANY, as the co-lead arranger and syndication agent, (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”, the terms defined therein being used herein as therein defined), and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

(3) The review described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;

(4) The representations and warranties made by Borrower contained in each Loan Document are true and correct as though made on and as of the date hereof; and

(5) Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 5.7 of the Credit Agreement, which calculations show compliance with the terms thereof.

IN WITNESS WHEREOF, I have signed this certificate the              day of                 , 20        .

SHILOH INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT E

FORM OF

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may from time to time be amended, restated or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_____________________________________

2.	Assignee:	_____________________________________

3.	Borrower:	Shiloh Industries, Inc.

4.	Agent:	National City Bank, as the administrative agent under the Credit
Agreement

5.	Credit Agreement:	The Credit and Security Agreement, dated as of August 1, 2008, among
Shiloh Industries, Inc., a Delaware corporation, the Lenders as defined therein, National City Bank, as the co-lead arranger, sole book runner and administrative agent for the Lenders, and The PrivateBank and
Trust Company, as the co-lead arranger and syndication agent.

6.	Assigned Interest:

Facility Assigned	Total Commitment Amount (for all Lenders)	Assigned Amount of Revolving Credit Commitment	Assignee’s Commitment Percentage after the Effective Date[1]
Revolving Credit	$	$	%
Commitment

[7.	Trade Date: _________________][2]

Effective Date: ______________     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:	Consented to:

NATIONAL CITY BANK, as Agent	SHILOH INDUSTRIES, INC.

By:	By:
Name:	Name:
Title:	Title:

[1]	Set forth, to at least 10 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants to Assignee, Borrower, Agent and the Lenders that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants to Assignor, Borrower, Agent and the Lenders that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Transferee and meets the requirements of an assignee set forth in Section 11.10 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has reviewed each of the Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Ohio.

EXHIBIT F

FORM OF

ADDITIONAL FRONTING LENDER AGREEMENT

This ADDITIONAL FRONTING LENDER AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made and entered into as of the [__] day of [            ], 20[        ], by and among SHILOH INDUSTRIES, INC., a Delaware corporation (“Borrower”), [                            ], (the “New Fronting Lender”), and NATIONAL CITY BANK, as the administrative agent under the Credit Agreement, as hereinafter defined (“Agent”).

WHEREAS, Borrower, Agent and the Lenders (as defined in the Credit Agreement) are parties to that certain Credit and Security Agreement, dated as of August 1, 2008, that provides, among other things, for loans and letters of credit aggregating One Hundred Twenty Million Dollars ($120,000,000), all upon certain terms and conditions (as amended and as the same may from time to time be further amended, restated or otherwise modified, the “Credit Agreement”);

WHEREAS, each capitalized term used herein and defined in the Credit Agreement, but not otherwise defined herein, shall have the meaning given such term in the Credit Agreement; and

WHEREAS, Borrower desires, and Agent agrees, that the New Fronting Lender be an Additional Fronting Lender under the Credit Agreement and, in such capacity, issue Letters of Credit;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein and for other valuable consideration, Borrower, the New Fronting Lender and Agent, for and on behalf of the Lenders, agree as follows:

1. The New Fronting Lender as an Additional Fronting Lender. The undersigned hereby agree that the New Fronting Lender shall be an Additional Fronting Lender and issue Letters of Credit under the Credit Agreement. Unless specifically provided for herein, Borrower and the New Fronting Lender shall comply with the terms and conditions set forth in the Credit Agreement regarding Letters of Credit.

2. Issuance of Letters of Credit. In addition to the simultaneous notice to Agent and the appropriate Fronting Lender by Borrower anytime there is a request for a Letter of Credit (pursuant to Section 2.2(b)(ii) of the Credit Agreement), the New Fronting Lender shall furnish a copy of any Letter of Credit issued by the New Fronting Lender to Agent promptly following the issuance thereof.

3. Payment of Fees. Borrower shall pay directly to the New Fronting Lender any fees payable pursuant to Section 2.2(b)(iii)(C) or 2.2(b)(iv)(C) of the Credit Agreement. The fees set forth in Sections 2.2(b)(iii)(A), 2.2(b)(iii)(B), 2.2(b)(iv)(A) and 2.2(b)(iv)(B) of the Credit Agreement shall continue to be paid to Agent for distribution to the applicable Fronting Lender or the Lenders, as appropriate.

4. Additional Notice Requirements. Whenever a Letter of Credit shall be drawn, the New Fronting Lender shall immediately notify Agent the amount of such draw. To the extent that Borrower reimburses the New Fronting Lender for such draw, Borrower and the New Fronting Lender shall immediately notify Agent that such draw was repaid. Both Borrower and the New Fronting Lender hereby agree to immediately notify Agent at any time that there is any modification to a Letter of Credit that results in a change to the undrawn amount of such Letter of Credit.

5. Liability of Agent and the Lenders. Agent shall incur no liability under or in respect of this Agreement by acting upon any notice received by Borrower or the New Fronting Lender. To the extent that the New Fronting Lender fails to comply with this Agreement, neither Agent nor the Lenders shall be liable for any losses of the New Fronting Lender or borrower that are the result of such failure.

6. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed to the address specified on the signature pages of the Credit Agreement; provided that all such notices shall not be effective until received.

7. Severability. The provisions of this Agreement are severable, and, if any clause or provision shall be held invalid and unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

8. Successors and Assigns. This Agreement shall be binding upon each of the undersigned and their respective successors and assigns.

9. Counterparts. This Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

10. Governing Law. The provisions of this Agreement and the respective rights and duties of Borrower, the New Fronting Lender and Agent hereunder shall be governed by and construed in accordance with Ohio law, without regard to principles of conflict of laws.

[Remainder of page intentionally left blank.]

JURY TRIAL WAIVER. BORROWER, THE NEW FRONTING LENDER AND AGENT (FOR ITSELF AND ON BEHALF OF THE LENDERS) HEREBY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE AMONG BORROWER, THE NEW FRONTING LENDER AND AGENT, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY AGENT’S OR ANY LENDER’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF.

IN WITNESS WHEREOF, the undersigned have executed this Additional Fronting Lender Agreement as of the date first written above.

SHILOH INDUSTRIES, INC.

By:
Name:
Title:

[ ]

By:
Name:
Title:

NATIONAL CITY BANK as Agent, for and on behalf of the Lenders

By:
Name:
Title: